Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NORTHSTAR REALTY FINANCE CORP.,

NRF HEALTHCARE SUBSIDIARY, LLC,

NRF OP HEALTHCARE SUBSIDIARY, LLC,

GRIFFIN-AMERICAN HEALTHCARE REIT II HOLDINGS, LP

and

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

dated as of

AUGUST 5, 2014

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ii

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Exhibit A	Form of Surviving Entity Certificate of Formation

Exhibit B	Form of Surviving Entity Limited Liability Company Agreement

Exhibit C	Form of REIT Opinion of Morris, Manning & Martin, LLP

Exhibit D	Form of REIT Opinion of Hunton & Williams LLP

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated August 5, 2014, is by and among NorthStar Realty Finance Corp., a Maryland corporation (“Parent”), NRF Healthcare Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), NRF OP Healthcare Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub (“Partnership Merger Sub”), GRIFFIN-AMERICAN HEALTHCARE REIT II HOLDINGS, LP, a Delaware limited partnership (the “Company Operating Partnership”), and GRIFFIN-AMERICAN HEALTHCARE REIT II, INC., a Maryland corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub, Partnership Merger Sub, the Company Operating Partnership and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Company Merger”), and each outstanding share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Company Merger Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the Parties also wish to effect a merger of the Company Operating Partnership in connection with the Company Merger, in which Partnership Merger Sub shall merge with and into the Company Operating Partnership with the Company Operating Partnership being the surviving entity (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), and each outstanding Partnership Unit held by a Person other than the Company immediately prior to the Company Merger Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the DLLCA;

WHEREAS, a special committee (the “Special Committee”) of independent directors of the board of directors of the Company (the “Company Board of Directors”) has (a) determined and declared that the Company Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) are advisable and in the best interests of the Company and (b) recommended the approval of this Agreement, the Company Merger and the other Transactions by the Company Board of Directors;

WHEREAS, the Company Board of Directors has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Company Merger and the

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other Transactions, (b) directed that the Company Merger and the other Transactions be submitted for consideration at a meeting of the Company’s stockholders and (c) subject to Section 5.3(e), resolved to recommend that the Company’s stockholders vote in favor of the approval of the Company Merger and the other Transactions (the “Company Board Recommendation”) and to include such recommendation in the Joint Proxy Statement;

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other Transactions, (b) directed that the issuance of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) in connection with the Mergers be submitted for consideration at a meeting of Parent’s stockholders, and (c) resolved to recommend that the stockholders of Parent vote in favor of the approval of the issuance of Parent Common Stock in connection with the Mergers and to include such recommendation in the Joint Proxy Statement;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, and Merger Sub have taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Company Merger and the other Transactions;

WHEREAS, the Company as the sole general partner of the Company Operating Partnership has approved this Agreement, the Partnership Merger and the other Transactions and deemed it advisable and in the best interests of the Company Operating Partnership to enter into this Agreement and to consummate the Partnership Merger and the other Transactions on the terms and conditions set forth herein;

WHEREAS, Merger Sub as the sole member of Partnership Merger Sub has approved this Agreement, the Partnership Merger and the other Transactions and deemed it advisable and in the best interests of Partnership Merger Sub to enter into this Agreement and to consummate the Partnership Merger and the other Transactions on the terms and conditions set forth herein; and

WHEREAS, Parent, Merger Sub, Partnership Merger Sub, the Company Operating Partnership and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

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AGREEMENT

ARTICLE I

THE MERGERS

Section 1.1           The Company Merger.   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Company Merger Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Company Merger (Merger Sub, as the surviving entity in the Company Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Company Merger, the Surviving Entity will be a wholly owned Subsidiary of Parent. The Company Merger shall have the effects provided in this Agreement and as specified in the MGCL and the DLLCA.

Section 1.2           The Partnership Merger.   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Partnership Effective Time, Partnership Merger Sub shall be merged with and into the Company Operating Partnership, whereupon the separate existence of Partnership Merger Sub will cease, with the Company Operating Partnership surviving the Partnership Merger (the Company Operating Partnership, as the surviving entity in the Partnership Merger, sometimes being referred to herein as the “Surviving Partnership Entity”), such that following the Partnership Merger, the Surviving Partnership Entity will be a wholly owned Subsidiary of Merger Sub. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA and the DLLCA.

Section 1.3           Closing.   The closing of the Mergers (the “Closing”) will take place (a) at 10:00 a.m., New York time, at the New York offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) at such other date or place as is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.4           Effective Time.

(a)          On the Closing Date, the Company, Parent, and Merger Sub shall (i) cause articles of merger with respect to the Company Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL, (ii) cause a certificate of merger with respect to the Company Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or the DLLCA in connection with the Company Merger. The Company Merger shall become effective at such time as the Articles

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of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS or on such other date and time (not to exceed five (5) business days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and the Certificate of Merger (such date and time being hereinafter referred to as the “Company Merger Effective Time”), it being understood and agreed that the Parties shall cause the Company Merger Effective Time to occur immediately prior to the Partnership Merger Effective Time.

(b)          On the Closing Date, and immediately after the filing of the Articles of Merger and the Certificate of Merger, the Company, the Company Operating Partnership, Parent, Merger Sub and Partnership Merger Sub shall (i) cause a certificate of merger with respect to the Partnership Merger (the “Certificate of Partnership Merger”) to be duly executed and filed with the DSOS as provided under the DRULPA and the DLLCA and (ii) make any other filings, recordings or publications required to be made by the Company Operating Partnership or Partnership Merger Sub under the DRULPA or the DLLCA in connection with the Partnership Merger. The Partnership Merger shall become effective at such time as the Certificate of Partnership Merger is duly filed with the DSOS or on such other date and time (not to exceed five (5) business days from the date the Certificate of Partnership Merger is duly filed with the DSOS) as shall be agreed to by the Company and Parent and specified in the Certificate of Partnership Merger (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur immediately after the Company Merger Effective Time.

Section 1.5           Governing Documents.

(a)          At the Company Merger Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Company Merger Effective Time and attached hereto as Exhibit A and Exhibit B, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended, subject to Section 6.4, in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

(b)          At the Partnership Merger Effective Time, the Company Operating Partnership Agreement, as in effect immediately prior to the Partnership Merger Effective Time, shall be amended and restated in its entirety and as so amended and restated shall be the limited partnership agreement of the Surviving Partnership Entity (the “Post-Effective Amended and Restated Partnership Agreement”), until thereafter amended, subject to Section 6.4, in accordance with applicable Law and the applicable provisions of such limited partnership agreement.

Section 1.6           Manager, General Partner and Officers of the Surviving Entities.

(a)          The manager of Merger Sub immediately prior to the Company Merger Effective Time shall be and become the manager of the Surviving Entity as of the Company Merger Effective Time. The officers of Merger Sub immediately prior to the Company Merger

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Effective Time shall be and become the officers of the Surviving Entity as of the Company Merger Effective Time.

(b)          The Surviving Entity shall be and become the general partner of the Surviving Partnership Entity as of the Company Merger Effective Time. The officers of Partnership Merger Sub immediately prior to the Partnership Merger Effective Time shall be and become the officers of the Surviving Partnership Entity as of the Partnership Effective Time.

Section 1.7           Tax Consequences.   The Parties intend that, for United States federal, and applicable state, income tax purposes, (i) the Company Merger will be treated as a taxable sale by the Company of all of the Company’s assets to Parent in exchange for the Merger Consideration to be provided to the stockholders of the Company and the assumption of all of the Company’s liabilities, followed by the distribution of such Merger Consideration to the stockholders of the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes and (ii) the Partnership Merger will, in the case of each holder of Partnership Units that receives the Merger Consideration in the Partnership Merger, be treated as a taxable purchase of Partnership Units by Parent. If Parent determines in its sole discretion that the appreciated value of Parent Common Stock on the Closing Date or the reduction of the cash portion of the Merger Consideration pursuant to Section 2.1(d)(i) could cause the Company Merger to fail to be treated as described in this Section 1.7, Parent may cause Merger Sub to be treated as a partnership for United States federal income tax purposes. If the Company determines in its sole discretion that the appreciated value of Parent Common Stock on the Closing Date or the reduction of the cash portion of the Merger Consideration pursuant to Section 2.1(d)(i) could cause the Company Merger to fail to be treated as described in this Section 1.7, Parent shall, at the Company’s request, cause Merger Sub to be treated as a partnership for United States federal income tax purposes.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1           Treatment of Capital Stock.

(a)          At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:

(i)          Treatment of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than Company Shares to be cancelled in accordance with Section 2.4(a)) shall be converted into the right to receive (A) that number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the quotient determined by dividing $3.75 by the Average Parent Closing Price and rounding the result to the nearest 1/10,000 of a share (the “Exchange Ratio”); provided, that if the Average Parent Closing Price is less than $16.00, the Exchange Ratio will be 0.2344, and if the Average

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Parent Closing Price is greater than $20.17, the Exchange Ratio will be 0.1859 (the “Stock Consideration”), and (B) $7.75 in cash (the “Cash Consideration”), subject to adjustment as provided in Section 2.1(c) and subject to any applicable withholding Tax (collectively, the “Merger Consideration”). From and after the Company Merger Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Share in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

(ii)         Treatment of Merger Sub Membership Interests.   All membership interests of Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain issued and outstanding as membership interests of the Surviving Entity.

(b)          At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holders of any securities of the Company Operating Partnership or Partnership Merger Sub:

(i)          Treatment of Partnership Units.   Each Company OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time held by a limited partner of the Company Operating Partnership (each such Company OP Unit, a “Partnership Unit”) shall be converted into the right to receive the Merger Consideration. The general partnership interest of the Company Operating Partnership shall remain outstanding and constitute the only outstanding partnership interest in the Surviving Partnership Entity. From and after the Partnership Merger Effective Time, all Partnership Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Partnership Unit shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Partnership Unit in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, the Fractional Share Consideration, together with the amounts, if any, payable pursuant to Section 2.2(f).

(ii)         Treatment of Partnership Merger Sub Membership Interests.   The membership interests of Partnership Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)          Adjustment to Merger Consideration.   The Merger Consideration, Exchange Ratio and other dependent items shall be adjusted appropriately to reflect the effect of

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any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Partnership Units or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Partnership Units or Parent Common Stock outstanding after the date hereof and prior to the Company Merger Effective Time so as to provide the holders of Company Common Stock and Partnership Units with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration, Exchange Ratio or other dependent item.

(d)          Dividend Adjustment.

(i)          In the event that after the date hereof and prior to the Company Merger Effective Time the Company shall declare, set aside or make or pay any cash dividends or distributions in respect of any shares of Company Common Stock in excess of the Company Permitted Dividend (whether to maintain its qualification as a REIT under the Code or otherwise), the Cash Consideration shall be reduced by the per share amount of such dividend or distribution.

(ii)         In the event that after the date hereof and prior to the Company Merger Effective Time Parent shall declare, set aside or make or pay any cash dividends or distributions in respect of any shares of Parent Common Stock in excess of the Parent Permitted Common Dividend (whether to maintain its qualification as a REIT under the Code or otherwise), the Cash Consideration shall be increased by the amount of such dividend or distribution per share of Parent Common Stock multiplied by the Exchange Ratio.

Section 2.2           Payment for Securities; Surrender of Certificates.

(a)          Exchange Fund.   Prior to the Company Merger Effective Time, Parent shall designate American Stock Transfer & Trust Company to act as the exchange agent in connection with the Mergers (the “Exchange Agent”). Prior to the Company Merger Effective Time, Parent shall deposit, or cause Merger Sub or Partnership Merger Sub to deposit, with the Exchange Agent (i) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 2.1(a)(i) and Section 2.1(b)(i) equal to the aggregate Stock Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, Fractional Share Consideration and any dividends or other distributions under Section 2.2(f) (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock, holders of Partnership Units and the Surviving Entity (solely to the extent any amounts in the Exchange Fund are in excess of the amounts payable pursuant to Section 2.1(a)(i) and Section 2.1(b)(i)). In the event the Exchange Fund shall be insufficient to pay the aggregate Cash Consideration, Fractional Share Consideration and any dividends or other distributions under Section 2.2(f), Parent shall, or shall cause Merger Sub or Partnership

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Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates, Book-Entry Shares or Partnership Units pursuant to this Article II.   Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of (i) one (1) year after the Company Merger Effective Time or (ii) the full payment of the Exchange Fund; provided, that any amounts in the Exchange Fund in excess of the amounts payable under Section 2.1(a)(i) and Section 2.1(b)(i) shall be promptly paid to the Surviving Entity.

(b)          Procedures for Surrender.   Promptly after the Company Merger Effective Time (but in no event later than five (5) business days after the Company Merger Effective Time), Parent shall, and shall cause the Surviving Entity and the Surviving Partnership Entity to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of (i) a certificate or certificates which immediately prior to the Company Merger Effective Time represented outstanding Company Shares (the “Certificates”), (ii) non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) or (iii) Partnership Units and whose Company Shares or Partnership Units, as applicable, were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof), Book-Entry Shares or Partnership Units in exchange for payment of the Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f).   Upon surrender of a Certificate (or an affidavit of loss in lieu thereof), Book-Entry Share or Partnership Unit for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, the Surviving Entity or the Surviving Partnership Entity, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate, Book-Entry Share or Partnership Unit shall be entitled to receive in exchange

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therefor the Stock Consideration for each share of Company Common Stock formerly represented by such Certificate, Book-Entry Share or each Partnership Unit pursuant to the provisions of this Article II (rounded down to the nearest whole share) and a check or wire transfer representing the Cash Consideration for each share of Company Common Stock formerly represented by such Certificate, Book-Entry Share or Partnership Unit pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f) for each Company Share formerly represented by such Certificate, Book-Entry Share or each Partnership Unit, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Company Merger Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Share or Partnership Unit, and the Certificate (or affidavit of loss in lieu thereof), Book-Entry Share or Partnership Unit so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof), Book-Entry Shares or Partnership Units upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares or Partnership Units shall only be made to the Person in whose name such Book-Entry Shares or Partnership Units are registered. Until surrendered as contemplated by this Section 2.2, (x) each Certificate and Book-Entry Share shall be deemed at any time after the Company Merger Effective Time and (y) each Partnership Unit shall be deemed at any time after the Partnership Merger Effective Time, to represent only the right to receive the applicable Stock Consideration (rounded down to the nearest whole share) and Cash Consideration as contemplated by this Article II, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), without interest thereon. Shares of Parent Common Stock deliverable pursuant to this Section 2.2(b) in exchange for shares of Company Common Stock or Partnership Units shall be in uncertificated book-entry form.

(c)          Transfer Books; No Further Ownership Rights in Company Shares.   At the Company Merger Effective Time, the stock transfer books of the Company and the unit transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company or Partnership Units on the records of the Partnership. From and after the Company Merger Effective Time, the holders of Company Shares outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by

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applicable Law, and from and after the Partnership Merger Effective Time, the holders of Company OP Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect to such Partnership Units except as otherwise provided for herein or by applicable Law. If, after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, Certificates or Book-Entry Shares or Partnership Units are presented to the Surviving Entity or the Surviving Partnership Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)          Termination of Exchange Fund; No Liability.   At any time following twelve (12) months after the Company Merger Effective Time, the Surviving Entity or the Surviving Partnership Entity (as applicable) shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares or Partnership Units, and thereafter such holders shall be entitled to look only to the Surviving Entity, Surviving Partnership Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares or Partnership Units and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, the Surviving Partnership Entity, Parent or the Exchange Agent or any other Person shall be liable to any holder of a Certificate or Book-Entry Share or Partnership Unit for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)          Lost, Stolen or Destroyed Certificates.   In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably satisfactory to Parent and the Exchange Agent, and if required by the Surviving Entity or the Exchange Agent, the posting by the holder thereof of a bond in the amount and the form reasonably required by Parent or the Exchange Agent as indemnity against any claim that may be made against Parent or the Surviving Entity with respect to such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f).

(f)          Dividends with Respect to Parent Common Stock.   No dividends or other distributions with respect to Parent Common Stock with a record date after the Company Merger Effective Time shall be paid to the holder of any unsurrendered Certificate, Book-Entry Share or Partnership Unit with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement shall be paid by Parent to the

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Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate, Book-Entry Share or Partnership Unit (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate, Book-Entry Share or Partnership Unit (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.3           Dissenter’s Rights.   No dissenters’ or appraisal rights shall be available with respect to the Company Merger, the Partnership Merger or the other Transactions.

Section 2.4           Treatment of Restricted Company Shares.

(a)          Immediately prior to the Company Merger Effective Time, all outstanding shares of restricted stock (the “Restricted Company Shares”) under the Company Equity Plan (whether or not vested) shall become immediately vested and all restrictions thereupon shall lapse, and such Restricted Shares shall be cancelled in exchange for the right to receive, with respect to each Restricted Company Share so cancelled, subject to Section 2.5, an amount equal to the Merger Consideration in accordance with Section 2.1(a) and Section 2.2, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f).

(b)          The Company shall take appropriate corporate actions to effectuate the treatment of the Restricted Company Shares as contemplated by this Section 2.4.

Section 2.5           Withholding.   All amounts payable pursuant to this Article II shall be paid without interest (unless otherwise noted). Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that the Company, Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as the case may be, shall be required to deduct and withhold under applicable Law (including, but not limited to, Section 1445 of the Code). To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made.

Section 2.6           Fractional Shares.

(a)          Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, Book-Entry Shares or Partnership Units, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.

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(b)          As promptly as practicable following the Company Merger Effective Time, Parent shall cause the Exchange Agent to aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed pursuant to the Mergers, rounded down to the nearest whole share (the “Fractional Shares”), and deliver such fractional shares to its designated broker for sale on the open market at the then-prevailing market price of Parent Common Stock, which sale or sales shall be completed as promptly as practicable following the Company Effective Time. Parent shall cause the Exchange Agent to, upon receipt of the proceeds of such sale or sales of such fractional shares from such designated broker, distribute the proceeds of such sale or sales of such fractional shares to the holders of Company Common Stock, Partnership Units or Restricted Company Shares immediately prior to the Company Merger Effective Time in accordance with the terms of this Section 2.6.   Until the proceeds of such sale or sales have been so distributed, the Exchange Agent shall hold such proceeds in an account for the benefit of the holders of Company Common Stock, Partnership Units and Restricted Company Shares immediately prior to the Company Merger Effective Time (the “Fractional Shares Fund”). The portion of the Fractional Shares Fund (net of any brokerage commissions retained by the Exchange Agent’s designated broker) to which each holder of Company Common Stock, Partnership Units or Restricted Company Shares immediately prior to the Company Merger Effective Time shall be entitled, if any, shall be determined by multiplying (i) the amount of the aggregate proceeds comprising the Fractional Shares Fund (net of any brokerage commissions retained by the Exchange Agent’s designated broker) by (ii) a fraction, the numerator of which is the aggregate amount of the fractional shares of Parent Common Stock to which such holder is entitled to receive in the Mergers and the denominator of which is the aggregate amount of fractional shares of Parent to which all holders of Company Common Stock, Partnership Units and Company Restricted Shares immediately prior to the Effective Time are entitled to receive in the Mergers.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY AND COMPANY OPERATING PARTNERSHIP

The following representations and warranties by the Company and the Company Operating Partnership are qualified in their entirety by reference to the disclosures (i) in the Company SEC Documents (excluding any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature) filed on or after January 1, 2013 and prior to the date hereof (and then (a) only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent as to matters and items which are the subject of such representation or warranty, and (b) other than matters required to be disclosed for purposes of Sections 3.1, 3.2, 3.8(b) and 3.8(c) which matters shall only be qualified by specific disclosure in the respective corresponding section of the Company Disclosure Letter) and (ii) set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company

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Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.

Section 3.1           Organization and Qualification; Subsidiaries.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent, Merger Sub and Partnership Merger Sub, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents and the Company Operating Partnership Agreement not filed as of the date hereof with the SEC. The Company is in compliance with the terms of the Company Governing Documents in all material respects. The Company Operating Partnership is in compliance with the terms of the Company Operating Partnership Agreement in all material respects.

(b)          Section 3.1(b) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of the Subsidiaries of the Company (each, a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Company Significant Subsidiary (i) is duly organized, validly existing, in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its organization and is in compliance in all material respects with the terms of its constituent organizational or governing documents, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Except for the capital stock of the Company’s Subsidiaries, the Company does not own, directly or indirectly, any other capital stock, debt securities or equity securities (including any securities convertible into shares or equity interests of) or other capital interests of any other Person.

(d)          Section 3.1(d) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary that is a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”), a “qualified REIT subsidiary”

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within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”).

Section 3.2           Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock and (ii) 200,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on August 4, 2014, and, subject to any changes permitted in accordance with Section 5.1, at the Closing Date, (A) 293,399,469.342 shares of Company Common Stock were issued and outstanding (which includes 149,040 Restricted Company Shares), (B) no shares of Preferred Stock were issued or outstanding, (C) 1,850,960 shares of Company Common Stock were reserved for issuance in connection with future grants of awards under the Company Equity Plan and (D) no shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Equity Plan. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 3.2, there is no other outstanding capital stock of the Company. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Restricted Company Shares, there are no (x) options, warrants, calls, LTIP units or profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of, or other Company Equity Interests in, the Company, any Company Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any Company Subsidiary or any other Person.

(b)          There are no voting trusts, proxies or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of Company Common Stock or any capital stock of, or other Company Equity Interest of, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Company Equity Interests. No Company Shares are owned by any Company Subsidiary.

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(c)          Except with respect to the Company Operating Partnership, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than, in the case of Company Subsidiaries that are immaterial to the Company, immaterial Liens), and all of such shares of capital stock or other Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any capital stock or other Company Equity Interests in any Company Subsidiary (including the Company Operating Partnership).

(d)          Section 3.2(d) of the Company Disclosure Letter sets forth as of the date hereof a list of all of the partners of the Company Operating Partnership, together with the number of Company OP Units held by each such partner in the Company Operating Partnership. Other than the Company OP Units owned by the limited partners of the Company Operating Partnership set forth in Section 3.2(d) of the Company Disclosure Letter, the Company directly owns all of the issued and outstanding Company OP Units of the Company Operating Partnership, free and clear of any Liens, and all Company OP Units have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date hereof, there is no capital stock or other Company Equity Interests of the Company Operating Partnership issued and outstanding other than such Company OP Units. As of the date hereof, the Partnership Units are redeemable from the applicable holders thereof pursuant to, and in accordance with, the terms of the Company Operating Partnership Agreement for cash or, at the option of the Company, Company Common Stock at an exchange ratio equal to one share of Company Common Stock for each Partnership Unit, subject to any adjustment pursuant to Section 2.1(c).

(e)          All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 3.3           Authorization; Validity of Agreement; Company Action.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the MGCL, the DLLCA or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Company Merger, to the approval of the Company Merger and the other Transactions by the Company Stockholder Approval and the filing of the Articles of Merger with, and

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acceptance for record of the Articles of Merger by, the SDAT and the due filing of the Certificate of Merger with the DSOS. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Company Operating Partnership, Parent, Merger Sub and Partnership Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)          The Company Operating Partnership has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company Operating Partnership of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the general partner of the Company Operating Partnership and no other action on the part of the Company Operating Partnership, pursuant to the DRULPA or otherwise, is necessary to authorize the execution and delivery by the Company Operating Partnership of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Partnership Merger, to the due filing of the Certificate of Partnership Merger with the DSOS. This Agreement has been duly executed and delivered by the Company Operating Partnership and, assuming due and valid authorization, execution and delivery hereof by Company, Parent, Merger Sub and Partnership Merger Sub, is a valid and binding obligation of the Company Operating Partnership enforceable against the Company Operating Partnership in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.4           Board Approvals.

(a)          The Company Board of Directors at a duly held meeting has, and solely with respect to clause (i) below the Special Committee has unanimously, (i) determined that this Agreement, the Company Merger and the other Transactions are advisable, and in the best interests of the Company, (ii) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Company Merger and the other Transactions, (iii) directed that the Company Merger and the other Transactions be submitted for consideration at the Company Stockholder Meeting, and (iv) subject to Section 5.3(e), resolved to recommend that the Company’s stockholders vote in favor of the approval of the Company Merger and the other Transactions and to include such recommendation in the Joint Proxy Statement.

(b)          The general partner of the Company Operating Partnership has (i) determined that this Agreement, the Partnership Merger and the other Transactions are advisable, and in the best interests of the Company Operating Partnership and (ii) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Partnership Merger and the other Transactions.

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Section 3.5           Consents and Approvals; No Violations.   None of the execution, delivery or performance of this Agreement by the Company or the Company Operating Partnership, the consummation by the Company of the Company Merger or any of the other Transactions, the consummation by the Company Operating Partnership of the Partnership Merger or any of the other Transactions, or compliance by the Company or the Company Operating Partnership with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Significant Subsidiary, (b) require any filing by the Company or any Company Significant Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental, quasi-governmental or other regulatory authority, instrumentality or agency, whether foreign, federal, state, local or supranational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) any filings as may be required under the MGCL, the DRULPA or the DLLCA in connection with the Mergers, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Mergers, including (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (B) a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Mergers will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), (iv) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Mergers, or (vi) such filings as may be required in connection with state and local transfer Taxes), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract or Company Ground Lease, (d) violate any Order or Law applicable to the Company or any Company Subsidiaries or any of their properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6           Company SEC Documents and Financial Statements.   The Company has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the

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“Sarbanes-Oxley Act”)) (such documents and any other documents filed or furnished by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied, or with respect to Company SEC Documents filed after the date hereof, will comply, as the case may be, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) (collectively, the “Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Significant Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act, which adjustments are not, in the aggregate, material to the Company), and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company and its consolidated Significant Subsidiaries as of the times and for the periods referred to therein. No Company Subsidiary is required to file periodic reports with the SEC.

Section 3.7           Internal Controls; Sarbanes-Oxley Act; Improper Payments.

(a)          Since January 1, 2011, the Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2011, (x) the Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (y) to the knowledge of the

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Company, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information required to be included in the Company’s periodic reports required under the Exchange Act, and (z) to the knowledge of the Company as of the date of this Agreement, the principal executive officer and principal financial officer of the Company have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other individuals who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

(b)          Since January 1, 2011 through the date of this Agreement, the Company has not received written notification from its independent accountants of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal control over financial reporting. For the purposes of this Section 3.7(b), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof (it being understood that despite the date limitation in the previous sentence the occurrence of a significant deficiency or a material weakness in the Company’s internal controls over financing reporting may be taken into account when determining whether a Company Material Adverse Effect has occurred pursuant to Section 7.2(c)).

(c)          Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, or Representative of the Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, include payment, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 3.8           Absence of Certain Changes.

(a)          Except as contemplated by this Agreement or in the Company SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, the Company has

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conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b)          From January 1, 2014 through the date hereof, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          From January 1, 2014 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or agreed, committed or arranged to take any action that would be prohibited by Section 5.1(a) (solely with respect to the Company and the Operating Partnership), Section 5.1(b) (solely with respect to the Company and the Operating Partnership), Section 5.1(c) (solely with respect to the Company and the Operating Partnership), or Section 5.1(d), (l), (m), (n), (o), (q), (t) or (u) if taken following the entry into this Agreement by the Company.

Section 3.9           No Undisclosed Liabilities.   Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since January 1, 2014 in the ordinary course of business consistent with past practice and (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, other than as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10         Litigation.   As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Company’s knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any executive officer or director of the Company (in their capacity as such) nor, to the knowledge of the Company, is there any investigation of a Governmental Entity pending or threatened against the Company or any Company Subsidiary, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood that despite the date limitation in this sentence any such Legal Proceeding or investigation may be taken into account when determining whether a Company Material Adverse Effect has occurred pursuant to Section 7.2(c)). Neither the Company nor any Company Subsidiary is subject to any outstanding Order of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11         Labor and Other Employment Matters; Employee Benefit Plans.

(a)          Neither the Company nor any of the Company Subsidiaries has, or has ever had, any employees.

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(b)          Section 3.11(b) of the Company Disclosure Schedule sets forth a correct and complete list of each Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary (the “Company Benefit Plans”). Other than the Company Benefit Plans, neither the Company nor any of the Company Subsidiaries (i) has, or is required to have, any Benefit Plans or (ii) has ever been required to maintain, sponsor or contribute to any Benefit Plans. Except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect, the Company does not have any liabilities with respect to any Benefit Plan maintained by the Company Advisor or the Company Sub-Advisor, other than any amounts owed under the Company Employee Leasing Agreements, the Advisory Agreement or the Sub-Advisory Agreement.

(c)          The Company has made available a correct and complete copy of the Company Equity Plan and each Company Benefit Plan, including all amendments thereto. Except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and in compliance in all material respects with the requirements prescribed by applicable Law. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in the payment by the Company or any Company Subsidiary of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually, or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any Company Subsidiary.

(d)          Neither the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, sponsored, been required to contribute to, has or had any liability with respect to, any Benefit Plan subject to Title IV of ERISA or Section 412 of the Code. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has any actual or contingent liabilities or obligations in respect of the employees of, or service providers to, the Company Advisor, the Company Sub-Advisor or any of their affiliates.

(e)          Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan provides, and neither the Company nor any Company Subsidiary has any obligation to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by the applicable requirements of Section 4980B of the Code or any similar state law (“COBRA”).

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Section 3.12         Taxes.

(a)          The Company and each Company Subsidiary have timely filed with the appropriate Governmental Entity all material United States federal income and state income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Company and each Company Subsidiary have duly paid (or there has been paid on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by the Company and the Company Subsidiaries with respect to the taxable years ending on or after December 31, 2009 have been provided or made available to Parent.

(b)          The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2010 and through December 31, 2013 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

(c)          (i) There are no current disputes, audits, examinations, investigations or other proceedings pending with regard to any material amounts of Taxes or material Tax Returns of the Company or any of the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries is a part of any Legal Proceeding relating to Taxes; (ii) the Company and the Company Subsidiaries have not received a written notice or announcement of any audits, examinations, investigation or other proceedings; (iii) no deficiency for Taxes of the Company or any of the Company Subsidiaries has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iv) neither the Company nor any Company Subsidiary has in the past three years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to material taxation by that jurisdiction.

(d)          Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. No Company Subsidiary is a corporation for United States

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federal income tax purposes, other than a corporation that qualifies as a REIT, a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e)          Neither the Company nor any Company Subsidiary holds directly or indirectly any asset, the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f)          The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)          There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date hereof, and, as of the date hereof, no Person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) only dispose of assets in a particular manner, (D) use (or refrain from using) a specified method of taking into account book−tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (E) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(h)          There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Permitted Liens.

(i)          There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

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(j)          Since the Company’s formation (i) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. To the knowledge of the Company, as of the date hereof, no event has occurred and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or the Company Subsidiaries.

(k)          (i) Neither the Company nor any of the Company Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired; and (ii) neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled.

(l)           Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other taxing authority.

(m)          Neither the Company nor any Company Subsidiary has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011−4(b)(2).

(n)          Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax−free treatment under Section 355 of the Code in the two (2) years prior to the date hereof.

Section 3.13         Contracts.

(a)          Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 3.13(a) of the Company Disclosure Letter sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, arrangement or other instrument or obligation (“Contract”), to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound which, to the Company’s knowledge and as of the date hereof:

(i)          is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC or required to be disclosed by the Company in a Current Report on Form 8-K;

(ii)         obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000

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and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or Company Ground Lease;

(iii)        contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts the conduct of any line of business that is material to the Company and the Company Subsidiaries, taken as a whole, except for any (x) Company Lease or Company Ground Lease or (y) recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Property, which Company Leases, Company Ground Leases, declarations and agreements contain non-compete or exclusivity provisions restricting activities of the Company or any Company Subsidiary or restricting the conduct of any line of business by the Company or any Company Subsidiary, in each case, solely within a five mile radius of the applicable Company Property;

(iv)        constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $2,000,000;

(v)         requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than any real property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vi)        constitutes an interest rate cap, interest rate collar, interest rate, currency or commodity derivative or other contract or agreement relating to a hedging transaction;

(vii)       sets forth the operational terms of a joint venture, partnership or similar arrangement;

(viii)      constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $1,000,000;

(ix)         is a Company IP Agreement that is material to the operation of the business of the Company and Company Subsidiaries substantially as currently conducted;

(x)          prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary,

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except for any Company Lease or Company Ground Lease or recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Property;

(xi)         has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000; or

(xii)        is (A) not made in the ordinary course of business consistent with past practice and (B) material to the Company and the Company Subsidiaries, taken as a whole, except, in each case, for any Company Lease or any Company Ground Lease or any recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Property.

(b)          Each Contract of the type described above in Section 3.13(a) and in effect as of the date hereof, whether or not set forth in Section 3.13(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and (B) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract. Neither the Company nor any Company Subsidiary has received notice of any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Material Contract, except for violations, defaults, notices to terminate or not renew or challenges to the validity or enforceability of any Company Material Contract that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)          The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

Section 3.14         Investment Company Act.   Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

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Section 3.15         Environmental Matters.

(a)          Except (i) as disclosed in the Company’s Phase One environmental site assessments and Phase Two site assessments, as those terms are defined by ASTM International, for the Company Properties provided to Parent prior to the date hereof, or (ii) as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(i)          The Company and each Company Subsidiary are, and have been since January 1, 2012, in compliance with all Environmental Laws.

(ii)         The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii)        Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance Order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any Environmental Law.

(iv)        Neither the Company nor any Company Subsidiary has entered into or agreed to any consent Order or is subject to any judgment, decree or judicial, administrative or compliance Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(v)         Neither the Company nor any Company Subsidiary has assumed, by contract or, to the knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi)        Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no third party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

(vii)       There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, is or may become the subject of any Legal Proceeding under Environmental Law.

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Section 3.16         Intellectual Property.

(a)          Section 3.16(a) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all Owned Company IP that is registered, issued or the subject of a pending application, and all material unregistered Owned Company IP, and lists: (i) for each trademark or service mark that is registered or subject to a pending application for registration, the owner, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (ii) each domain name registered and the owner; and (iii) for each registered copyright, the owner, the number and date of registration and the jurisdiction of the registration. The Company and the Company Subsidiaries do not own any issued patents or patent applications. The Company has taken all commercially reasonable steps to maintain the registrations set forth on Section 3.16(a) of the Company Disclosure Letter.

(b)          As of the date hereof, there are no disputes pending or, to the knowledge of the Company, threatened regarding any agreement (1) under which the Company or any Company Subsidiary uses or has the right to use any Licensed Company IP or (2) under which the Company or any Company Subsidiary has licensed or otherwise permitted others the right to use any Company IP (such agreements described in clauses (1) and (2) above, the “Company IP Agreements”).

(c)          The Company or one of the Company Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of the Company as conducted prior to the Closing Date except such Intellectual Property Rights that, if not possessed by the Company or one of the Company Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          The Company and the Company Subsidiaries own and possess all right, title and interest in and to the Owned Company IP free and clear of all Liens, other than Permitted Liens and the Company IP Agreements.

(e)          To the knowledge of the Company, the operation of the Company’s business has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of another Person, and no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, the Company has not received any written notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary. To the knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Company IP in any material respect.

(f)          Except for such proceedings or actions that, if resolved against the Company or any Company Subsidiary, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no proceedings or actions

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pending before any Governmental Entity challenging the ownership, validity or enforceability of the Owned Company IP or, to the knowledge of the Company, the Licensed Company IP and, since January 1, 2012, no such proceedings or actions have been threatened in writing against the Company or any Company Subsidiary.

Section 3.17         Compliance with Laws; Permits.

(a)          (i)  Each of the Company and the Company Subsidiaries has complied and is in compliance with all Laws which affect the business, properties, assets or operations of the Company and the Company Subsidiaries, including the NASAA REIT Guidelines, and (ii) no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any non-compliance with any such Laws, except with respect to clauses (i) and (ii) above, for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are, and, to the Company’s knowledge, each third party lessee, operator or manager of any Company Property (each an “Operator”) is, in compliance in all material respects with all applicable Health Care Laws relating to the ownership and operation of the Company Properties, (ii) neither the Company nor the Company Subsidiaries or, to the Company’s knowledge, any Operator, has received any written notice from any Governmental Entity alleging any material violation of any applicable Health Care Law relating to the ownership and operation of the Company Properties, and (iii) to the Company’s knowledge, no Legal Proceeding or Order by any Governmental Entity exists or is pending against the Company Properties or any Operator, alleging any material failure to comply with Health Care Laws relating to the ownership and operation of the Company Properties.

(c)          The Company and the Company Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties or for the Company and the Company Subsidiaries to carry on their respective businesses substantially as is being conducted as of the date hereof, materially in accordance with applicable Health Care Laws, and substantially in the manner described in the Company SEC Documents filed prior to the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except, in each case, where the failure to possess and maintain such Company Permits in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to be a Company Material Adverse Effect, each Company Subsidiary that is required to be certified for participation in and reimbursement under any material Third Party Payor

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program is so certified and has current provider numbers and provider agreements for each material Third Party Payor program under which it is presently receiving payments.

Section 3.18         Properties.

(a)          Section 3.18(a) of the Company Disclosure Letter sets forth a list of the address of each real property (and noting whether such real property is) owned, leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by the Company or any Company Subsidiary as of the date hereof (all such real property interests, together with all right, title and interest of the Company and any Company Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 3.18(a) of the Company Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date hereof, is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or subleased or licensed by the Company or a Company Subsidiary after the date hereof. Neither the Company nor any Company Subsidiary is (x) obligated to dispose of any Company Property or acquire any interest in real property or (y) bound by any unexpired option to purchase agreement, right of first refusal or first offer or any other right to purchase, ground lease or otherwise acquire any Company Property or any portion thereof, in each case with a fair market value in excess of $5,000,000.

(b)          The Company or a Company Subsidiary is the legal and beneficial owner of, and has good and marketable freehold or fee simple title or valid leasehold title (as applicable) to, each of the Company Properties, in each case, free and clear of Liens, except for Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Permitted Liens” means (i) Liens securing any Indebtedness set forth in Section 3.18(b)(i) of the Company Disclosure Letter, (ii) Liens that result from any statute or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements (if such reserves are required pursuant to GAAP), (iii) Liens arising under any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, or other agreements or obligations set forth in Section 3.18(b)(iii) of the Company Disclosure Letter, (iv) any Company Leases or any ground leases or air rights agreements affecting any Company Property, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, that (in each case) are not violated by any current use, occupancy or activity conducted by the Company or any Company Subsidiary, (vi) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet delinquent or the

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validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements (if such reserves are required pursuant to GAAP), and (viii) any other non-monetary Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.

(c)          Neither the Company nor any Company Subsidiary has received written notice that, or has knowledge of, (i) any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date hereof, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d)          No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification, violation or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e)          Section 3.18(e) of the Company Disclosure Letter sets forth, as of July 31, 2014, the aggregate current monthly rent and security deposit amounts currently held for each Company Property. Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent roll summary attached to Section 3.18(e) of the Company Disclosure Letter correctly references each lease or sublease or license that was in effect as of the dates shown therein and to which the Company or any Company Subsidiary is a party as lessor or sublessor or licensor with respect to each of the applicable Company Properties (together with all amendments, modifications, guarantees, renewals and extensions exercised related thereto, the “Company Leases”).

(f)          True and complete copies in all material respects of (i) all ground and other leases affecting the interest of the Company or any Company Subsidiary in the Company Properties pursuant to which the Company or any Company Subsidiary is lessee or sublessee and

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all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto (collectively, the “Company Ground Leases”) and (ii) the Company Leases, in each case in effect as of the date hereof, have been made available to Parent. Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Lease or Company Ground Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Company Lease or Company Ground Lease by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Company Lease is in monetary default under such Company Lease, and (3) each Company Lease or Company Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); provided, that for the purposes of clauses (1) and (2) above, no tenant will be deemed to be in monetary breach, violation or default under a Company Lease if such monetary breach, violation or default has continued for a period of less than forty-five (45) days or is with respect to an amount less than $50,000.

(g)          As of the date hereof, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date hereof.

(h)          Except pursuant to a Company Lease or a Company Ground Lease, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Person other than the Company or a Company Subsidiary.

(i)          The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(j)          The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date hereof (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is

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subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect. Section 3.18(j) of the Company Disclosure Letter sets forth as of the date hereof all leased personal property of the Company or any Company Subsidiary with monthly lease obligations in excess of $500,000 and that are not terminable upon thirty (30) days’ notice.

(k)          Section 3.18(k) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company Properties and a list of the Company Properties currently managed by each such party. Correct and complete copies in all material respects of all agreements pursuant to which such parties provide such third-party property management services to the Company Properties (together with all amendments and modifications and all renewals and extensions exercised related thereto), in each case in effect as of the date hereof, have been made available to Parent.

(l)          The Company Properties (i) are, to the knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects, other than as may be disclosed in any physical condition reports that have been made available to Parent and other than repairs and maintenance necessary in the ordinary course given such property’s age and intended use, and (ii) are, to the knowledge of the Company, adequate and suitable for the purposes for which they are presently being used.

(m)          There is no pending, or to the Company’s knowledge threatened, appropriation, condemnation or like proceeding or order materially affecting any Company Property or any part thereof (or sale or other disposition of any Company Property or any part thereof in lieu of any condemnation or like action).

Section 3.19         Information in the Form S-4 and Joint Proxy Statement.   None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information

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required to be contained therein. The representations and warranties contained in this Section 3.19 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent, Partnership Merger Sub or Merger Sub.

Section 3.20         Opinion of Financial Advisors.   The Company Board of Directors has received the oral opinion of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Robert A. Stanger & Co., Inc. (the “Company Financial Advisors”), each to be confirmed in writing, to the effect that, as of the date hereof and based on and subject to the assumptions, qualifications, limitations and other matters to be set forth in such written opinions, the Merger Consideration to be paid to the holders of the Company Shares (other than Parent, Merger Sub, the Company Advisor, Partnership Merger Sub and their affiliates) is fair, from a financial point of view, to such holders.

Section 3.21         Insurance.   The Company and the Company Subsidiaries are either self-insured or have policies of insurance covering the Company, the Company Subsidiaries or any of their respective properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which the Company believes are adequate for the operation of its business. All such insurance policies are in full force and effect, no written notice of or, to the knowledge of the Company, threat of, cancellation, non-renewal, alteration in coverage or premium increase has been received by the Company or any Company Subsidiary under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under such insurance policies have been paid.

Section 3.22         Related Party Agreements.   Except as set forth in the Company SEC Documents made through and including the date hereof or as permitted by this Agreement, from January 1, 2012 through the date hereof, there have been no agreements, arrangements or understandings between the Company or any Company Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any affiliate (including any past or present officer or director or employee of the Company, the Company Operating Partnership, the Company Advisor, the Company Sub-Advisor or Griffin Capital Securities, Inc.) thereof, on the other hand (other than those exclusively among the Company and the Company Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (a “Company Related Party Agreement”).

Section 3.23         Mortgage Backed Securities.   Neither the Company nor any Company Subsidiary is the owner of or issuer of market mortgage backed securities.

Section 3.24         Mortgage Loans.   Neither the Company nor any Company Subsidiary is the holder of any mortgage loans.

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Section 3.25         Company Advisor and Company Sub-Advisor.   The Company Advisor is the Company’s advisor, which has delegated its compensation and duties to the Company Sub-Advisor. The Company has provided Parent with a correct and complete copy of each of the Advisory Agreement and the Sub-Advisory Agreement and any amendments and extensions thereto (including any side letters or similar letter agreements). Section 3.25 of the Company Disclosure Letter contains an accurate illustration, subject to the assumptions set forth therein, of the methodology applicable to the calculation of the Merger Termination Amount (as defined in the Partnership Agreement) pursuant to Section 5.1(g) of the Company Operating Partnership Agreement. The only fees payable by the Company and its Subsidiaries to the Company Advisor and the Company Sub-Advisor are set forth in the Advisory Agreement, the Sub-Advisory Agreement, the Company Operating Partnership Agreement and the other Company Related Party Agreements.

Section 3.26         Brokers; Expenses.   No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisors and the Persons listed on Section 3.26 of the Company Disclosure Letter, whose fees and expenses shall be paid by the Company), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Company Merger based upon arrangements made by or on behalf of Company. Correct and complete copies of all agreements between the Company and each of the Company Financial Advisors concerning this Agreement and the Transactions, including any fee arrangement, have been previously made available to Parent.

Section 3.27         Takeover Statutes.   Assuming the accuracy of the representations and warranties of Parent, Merger Sub and Partnership Merger Sub in Section 4.23, the Company Board of Directors has taken all action necessary to render inapplicable to the Company Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Company Merger, the Partnership Merger or the other Transactions.

Section 3.28         Dissenters’ Rights.   As of the date hereof, no dissenters’, appraisal or similar rights are available to the holders of Company Common Stock or the Company OP Units with respect to the Company Merger, the Partnership Merger or the other Transactions.

Section 3.29         Vote Required.   The Company Stockholder Approval is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Transactions, including the Mergers. No vote of the holders of any limited partnership units of the Company Operating Partnership is necessary to approve the Transactions, including the Mergers.

Section 3.30         Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.   The Company has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Parent and Parent’s Subsidiaries and

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acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent and Parent’s Subsidiaries for such purposes. In entering into this Agreement, the Company has relied solely upon the representations and warranties set forth in this Agreement and its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, any of Parent’s Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Parent’s Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, none of Parent or Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Company Merger and the Partnership Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement.

Section 3.31         No Other Representations or Warranties.   Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent, Merger Sub or Partnership Merger Sub in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF PARENT, MERGER SUB
AND PARTNERSHIP MERGER SUB

The following representations and warranties by the Parent, Merger Sub and Partnership Merger Sub are qualified in their entirety by reference to the disclosures (i) in the Parent SEC Documents (excluding any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature) filed on or after January 1, 2013 and prior to the date hereof (and then (a) only to the extent that the relevance of any disclosed event, item or occurrence in such Parent SEC Documents to a matter covered by a representation or warranty set forth in this Article IV is reasonably apparent as to matters and items which are the subject of such representation or warranty, and (b) other than matters required to be disclosed for purposes of Sections 4.1, 4.2, and 4.8(b) which matters shall only be qualified by specific disclosure in the respective corresponding section of the Parent Disclosure Letter) and (ii) set forth in Parent’s disclosure letter delivered to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent, Merger Sub and Partnership Merger Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV.   Each disclosure set forth in the Parent Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.

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Section 4.1           Organization and Qualification; Subsidiaries.

(a)          Each of Parent, Merger Sub and Partnership Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted. Each of Parent, Merger Sub and Partnership Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, Parent Material Adverse Effect. Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the Parent Governing Documents not filed as of the date hereof with the SEC and is in compliance with the terms of the Parent Governing Documents in all material respects. Merger Sub has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the Merger Sub Governing Documents not filed as of the date hereof with the SEC and is in compliance with the terms of the Merger Sub Governing Documents in all material respects. Partnership Merger Sub has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the Partnership Merger Sub Governing Documents not filed as of the date hereof with the SEC and is in compliance with the terms of the Partnership Merger Sub Governing Documents in all material respects.

(b)          Section 4.1(b)(i) of the Parent Disclosure Letter sets forth as of March 31, 2014 a true and complete list of the Significant Subsidiaries of Parent, together with the jurisdiction of organization or incorporation, as the case may be, of each such Significant Subsidiary. Section 4.1(b)(ii) of the Parent Disclosure Letter sets forth a true and correct list of Persons contributed to NSAM on June 30, 2014. Each Significant Subsidiary of Parent (each, a “Parent Subsidiary”) (i) is duly organized, validly existing, in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its organization and is in compliance in all material respects with the terms of its constituent organizational or governing documents, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)          Section 4.1(c) of the Parent Disclosure Letter sets forth a true and complete list of each Parent Subsidiary that is a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

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Section 4.2           Capitalization.

(a)          The authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 250,000,000 shares of preferred stock, par value $0.01 per share, of which (v) 2,900,000 shares are designated as 8.75% Series A Cumulative Redeemable Preferred Stock (the “Parent Series A Preferred Stock”), (w) 14,920,000 shares are designated as 8.25% Series B Cumulative Redeemable Preferred Stock (the “Parent Series B Preferred Stock”), (x) 5,750,000 shares are designated as 8.875% Series C Cumulative Redeemable Preferred Stock (the “Parent Series C Preferred Stock”), (y) 8,050,000 shares are designated as 8.50% Series D Cumulative Redeemable Preferred Stock (the “Parent Series D Preferred Stock”) and (z) 10,350,000 shares are designated as 8.75% Series E Cumulative Redeemable Preferred Stock (the “Parent Series E Preferred Stock”). At the close of business on August 4, 2014, and, subject to any changes permitted in accordance with Section 5.2, at the Closing Date, (A) 197,862,409 shares of Parent Common Stock were issued and outstanding, (B) 2,466,689 shares of Parent Series A Preferred Stock, 13,998,905 shares of Parent Series B Preferred Stock, 5,000,000 shares of Parent Series C Preferred Stock, 8,000,000 shares of Parent Series D Preferred Stock and 10,000,000 shares of Parent Series E Preferred Stock were issued and outstanding, (C) 3,200,661 shares of Parent Common Stock were reserved for issuance in connection with future grants of awards under the Parent Equity Plan (excluding Parent RSU Awards) and (D) 3,610,850 shares of Parent Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Parent Equity Plan (assuming all applicable performance hurdles are met through the last applicable vesting period). All of the outstanding shares of Parent capital stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities Laws, and all shares of Parent Common Stock to be issued in connection with the Mergers, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 4.2, there is no other outstanding capital stock of Parent. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Parent Voting Debt”) of Parent or any Parent Subsidiary issued and outstanding. Except for the Parent RSU Awards (the “Parent Equity Awards”) outstanding as of the date hereof, there are no (x) options, warrants, calls, LTIP units or profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, other equity or equity-linked compensation awards, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Parent Voting Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Parent Equity Interests”) or (y) outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of, or other Parent Equity Interests in, Parent or any Parent Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment

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(in the form of a loan, capital contribution or otherwise) in Parent, any Parent Subsidiary or any other Person.

(b)          There are no voting trusts, proxies or other agreements to which Parent or any Parent Subsidiary is a party with respect to the voting of the Parent Common Stock or any capital stock of, or other Parent Equity Interest, of Parent. Neither Parent nor any Parent Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any capital stock or other Parent Equity Interests of Parent. There are no outstanding obligations to which Parent or any Parent Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any capital stock or other Parent Equity Interests of Parent.

(c)          Parent or another Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Parent Equity Interests of each of the Parent Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and Liens as may be applicable to the equity interests of non-wholly owned Parent Subsidiaries and equity investees, and other than, in the case of Parent Subsidiaries that are immaterial to Parent, immaterial Liens), and all of such shares of capital stock or other Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d)          All dividends or other distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.3           Authorization; Validity of Agreement; Necessary Action.   Each of Parent, Merger Sub and Partnership Merger Sub has all necessary corporate and limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent, Merger Sub and Partnership Merger Sub of this Agreement and the consummation by each of them of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of Parent, Merger Sub and Partnership Merger Sub, subject to the adoption or approval of this Agreement by Parent as the sole member of Merger Sub and Merger Sub as the sole member of Partnership Merger Sub, and no other corporate or limited liability company, as applicable, action on the part of either Parent, Merger Sub or Partnership Merger Sub is necessary to authorize the execution and delivery by Parent, Merger Sub and Partnership Merger Sub of this Agreement and the consummation by them of the Transactions, subject, in the case of the Mergers, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and the due filing of the Certificate of Merger and the Certificate of Partnership Merger with the DSOS and, in the case of the issuance of Parent Common Stock in connection with the Mergers, to the approval of such issuance by the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent, Merger Sub and Partnership Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company and the Company

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Operating Partnership, is a valid and binding obligation of each of Parent, Merger Sub and Partnership Merger Sub enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.4           Board Approvals.   The Parent Board of Directors, at a duly held meeting, has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other Transactions, (b) directed that the issuance of shares of Parent Common Stock in connection with the Mergers be submitted for consideration at the Parent Stockholder Meeting, and (c) resolved to recommend that the stockholders of Parent vote in favor of the approval of the issuance of shares of Parent Common Stock in connection with the Mergers and to include such recommendation in the Joint Proxy Statement.

Section 4.5           Consents and Approvals; No Violations.   None of the execution, delivery or performance of this Agreement by Parent, Merger Sub and Partnership Merger Sub, the consummation by Parent, Merger Sub and Partnership Merger Sub of the Mergers or any of the other Transactions or compliance by Parent, Merger Sub and Partnership Merger Sub with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Parent Governing Documents, the Merger Sub Governing Documents, the Partnership Merger Sub Governing Documents or the comparable organizational or governing documents of any Parent Significant Subsidiary, (b) require any filing by Parent, Merger Sub, Partnership Merger Sub or any Parent Significant Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MGCL, the DRULPA or the DLLCA in connection with the Mergers, (iii) such filings with the SEC as may be required to be made by Parent, including the Joint Proxy Statement and the Form S-4, (iv) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Mergers, or (vi) such filings as may be required in connection with state and local transfer Taxes), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract that is material to Parent, (d) violate any Order or Law applicable to Parent, Merger Sub, Partnership Merger Sub or any Parent Subsidiary or any of their properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of Parent, Merger Sub, Partnership Merger Sub or any Parent Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 4.6           Parent SEC Documents and Parent Financial Statements.   Parent has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed or furnished by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents (a) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied, or with respect to Parent SEC Documents filed after the date hereof, will comply, as the case may be, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of Parent included in the Parent SEC Documents (including the related notes and schedules thereto) (collectively, the “Parent Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and the Parent Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act, which adjustments are not, in the aggregate, material to Parent), and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein. No Parent Subsidiary is required to file periodic reports with the SEC.

Section 4.7           Internal Controls; Sarbanes-Oxley Act; Improper Payments.

(a)          Since January 1, 2011, Parent has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2011, (x) Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed,

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summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, (y) to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Parent to material information required to be included in Parent’s periodic reports required under the Exchange Act and (z) to the knowledge of Parent as of the date of this Agreement, the principal executive officer and principal financial officer of Parent have disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (and made summaries of such disclosures available to the Company) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

(b)          Since January 1, 2011 through the date of this Agreement, Parent has not received written notification from its independent accountants of any (i) “significant deficiency” or (ii) “material weakness” in Parent’s internal control over financial reporting. For the purposes of this Section 4.7(b), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof (it being understood that despite the date limitation in the previous sentence the occurrence of a significant deficiency or a material weakness in Parent’s internal controls over financing reporting may be taken into account when determining whether a Parent Material Adverse Effect has occurred pursuant to Section 7.3(d)).

(c)          Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any director, officer or Representative of Parent or any Parent Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, include payment, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither Parent nor any Parent Subsidiary has received any written communication that alleges that Parent or any Parent Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.8           Absence of Certain Changes.

(a)          Except as contemplated by this Agreement or in the Parent SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, Parent has

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conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b)          From January 1, 2014 through the date hereof, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9           No Undisclosed Liabilities.   Except (a) as reflected or otherwise reserved against on the Parent Financial Statements, (b) for liabilities and obligations incurred since January 1, 2014 in the ordinary course of business consistent with past practice and (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, neither Parent nor any Parent Subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet, other than as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10         Litigation. As of the date hereof, there is no Legal Proceeding pending against (or to Parent’s knowledge, threatened against or naming as a party thereto), Parent, a Parent Subsidiary or any executive officer or director of Parent (in their capacity as such) nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any Parent Subsidiary, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (it being understood that despite the date limitation in this sentence any such Proceeding or investigation may be taken into account when determining whether a Parent Material Adverse Effect has occurred pursuant to Section 7.3(d)). Neither Parent nor any Parent Subsidiary is subject to any outstanding Order of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11         Parent Employee Benefit Plans; ERISA.

(a)          Section 4.11(a) of the Parent Disclosure Letter sets forth a correct and complete list of each material Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Parent or any Parent Subsidiary or with respect to which Parent or any Parent Subsidiary may have any obligation or liability (whether actual or contingent) (the “Parent Benefit Plans”). With respect to the Parent Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to the Company by Parent: (i) all Parent Benefit Plans (including all amendments thereto); (ii) written summaries of any Parent Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the IRS; (vi) the most recent determination or opinion letter from the IRS; and (vii) the most recent summary plan description.

(b)          Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the IRS to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as

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applicable, and, to the knowledge of Parent, nothing has occurred that would adversely affect the qualification or tax exemption of any such Parent Benefit Plan or related trust. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan and any related trust complies in all respects, and has been administered in compliance in all respects, with ERISA, the Code, and other applicable Laws.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or within the last six (6) years has maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a Title IV Plan or (ii) a “multiple employer plan” (as defined in Section 413(c) of the Code), and no Parent Benefit Plan provides, and neither Parent nor any Parent Subsidiary has any obligation to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by COBRA.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in the payment by Parent or any Parent Subsidiary of any amount or benefit to a disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually, or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Parent or any Parent Subsidiary.

Section 4.12         Labor Matters.

(a)          Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent, and each Parent Subsidiary, is in compliance with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours and immigration.

(b)          There are no pending or, to the knowledge of Parent, threatened, material investigations, audits, complaints or proceedings against Parent or any Parent Subsidiary by or before any Governmental Entity involving any applicant for employment, any current or former employee or any class of the foregoing that would be reasonably expected to result in a Parent Material Adverse Effect.

Section 4.13         Taxes.

(a)          Parent and each Parent Subsidiary has timely filed with the appropriate Governmental Entity all material United States federal income and state income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time

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within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Parent and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Parent and the Parent Subsidiaries with respect to the taxable years ending on or after December 31, 2009 have been provided or made available to the Company.

(b)          Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 2004 and through December 31, 2013 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and to the knowledge of Parent, no such challenge is pending or threatened.

(c)          (i) There are no current disputes, audits, examinations, investigations or other proceedings pending with regard to any material amounts of Taxes or material Tax Returns of Parent or any of the Parent Subsidiaries and neither Parent nor any of the Parent Subsidiaries is a part of any Legal Proceeding relating to Taxes; (ii) Parent and the Parent Subsidiaries have not received a written notice or announcement of any audits, examinations, investigation or other proceedings; (iii) no deficiency for Taxes of Parent or any of the Parent Subsidiaries has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (iv) neither Parent nor any Parent Subsidiary has in the past three years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to material taxation by that jurisdiction.

(d)          Since Parent’s formation (i) neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and (ii) neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. To the knowledge of Parent, as of the date hereof, no event has occurred and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent or the Parent Subsidiaries.

Section 4.14         Contracts.

(a)          Except as filed as exhibits to the Parent SEC Documents filed prior to the date hereof, Section 4.14(a) of the Parent Disclosure Letter sets forth a list of each Contract, or

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any series thereof, to which Parent or any Parent Subsidiary is a party or by which any of its properties or assets are bound which, to Parent’s knowledge and as of the date hereof:

(i)          is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC or required to be disclosed by the Company in a Current Report on Form 8-K;

(ii)         obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $300,000,000 and is not cancelable within ninety (90) days without material penalty to Parent or any Parent Subsidiary, except for any Parent Lease or any Parent Ground Lease;

(iii)        constitutes Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $300,000,000 (other than non-recourse indebtedness secured by a property and recourse solely (other than under a non-recourse carve-out guaranty) to the special purpose entity that is the property owner); or

(iv)        requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Lease or a ground lease affecting a Parent Property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $300,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction involving assets that have a fair market value in excess of $300,000,000, except, in each case, as set forth in any Parent Lease, Parent Ground Lease, or recorded property declarations, reciprocal easement agreements or restrictive covenant agreements affecting any Parent Property.

(b)          Each Contract of the type described above in Section 4.14(a) and in effect as of the date hereof, whether or not set forth in Section 4.14(a) of the Parent Disclosure Letter, is referred to herein as a “Parent Material Contract.” Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid and binding on Parent and each Parent Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) neither Parent nor any Parent Subsidiary, nor, to Parent’s knowledge, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract, and (B) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Parent Material Contract, except for violations, defaults,

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notices to terminate or not renew or challenges to the validity or enforceability of any Parent Material Contract that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)          Parent has delivered or made available to the Company or provided to the Company for review, prior to the execution of this Agreement, true and complete copies of all of the Parent Material Contracts.

Section 4.15         Investment Company Act.   Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.16         Environmental Matters.   Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary (a) are in compliance with all Environmental Laws, (b) have all Environmental Permits necessary to conduct their current operations and (c) are in compliance with their respective Environmental Permits, all of which are in good standing.

Section 4.17         Intellectual Property.   To the knowledge of Parent, Parent or one of the Parent Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of Parent as conducted prior to the Closing Date except such Intellectual Property Rights that, if not possessed by Parent or one of the Parent Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, the operation of Parent’s business has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of another Person, and no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.18         Compliance with Laws; Permits.

(a)          (i) Each of Parent and the Parent Subsidiaries has complied and is in compliance with all Laws which affect the business, properties, assets or operations of Parent and the Parent Subsidiaries, and (ii) no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to Parent’s knowledge, threatened against Parent or any Parent Subsidiary alleging any non-compliance with any such Laws, except with respect to clauses (i) and (ii) above, for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Parent and the Parent Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties or carry on their respective businesses substantially in the manner described in the Parent SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the “Parent

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Permits”), and all such Parent Permits are valid, and in full force and effect, except, in each case, where the failure to possess and maintain such Parent Permits in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.19         Properties.

(a)          Parent or a Parent Subsidiary is the legal and beneficial owner of, and has good and marketable freehold or fee simple title or valid leasehold title or license (as applicable) to each of the Parent Properties, in each case, free and clear of Liens other than Parent Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Permitted Liens” means (i) Liens securing any Indebtedness of Parent or a Parent Subsidiary, (ii) Liens that result from any statute or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), (iii) Liens arising under any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements, or other agreements or obligations set forth in Section 4.19(a)(iii) of the Parent Disclosure Letter or disclosed in the Parent SEC Documents, (iv) any Parent Leases or any ground leases or air rights agreements affecting any Parent Property, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, that (in each case) are not violated by any current use, occupancy or activity conducted by the Company or any Company Subsidiary, (vi) Liens that are disclosed on the existing title insurance policies of Parent or would be disclosed on an accurate survey, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), and (viii) any other non-monetary Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as currently used and operated.

(b)          Except as individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (1) neither Parent nor any Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any (i) ground lease affecting the interest of Parent or any Parent Subsidiary in the Parent Properties pursuant to which Parent or any Parent Subsidiary is lessee or sublessee (together with all amendments, modifications (including pursuant to any estoppel), renewals and extensions exercised related thereto (each, a “Parent Ground Lease”) or (ii) Parent Lease with aggregate annual rent payments to Parent or the Parent Subsidiaries in excess of $500,000 (collectively, clauses (i) and (ii), the “Material Parent Leases”), (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Parent Lease by Parent or any Parent

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Subsidiary, or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, and (3) each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c)          Parent and each Parent Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property. No written claim has been made against any title insurance policy of Parent, which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(d)          Parent and the Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date hereof (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent’s or any of the Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that would not reasonably be expected to have a Parent Material Adverse Effect.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent Properties (i) are, to the knowledge of Parent, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects, other than as may be disclosed in any physical condition reports that have been made available to the Company and other than repairs and maintenance necessary in the ordinary course given such property's age and intended use, and (ii) are, to the knowledge of Parent, adequate and suitable for the purposes for which they are presently being used.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no pending, or to Parent’s knowledge threatened, appropriation, condemnation or like proceeding or order materially affecting any Parent Property or any part thereof (or sale or other disposition of any Parent Property or any part thereof in lieu of any condemnation or like action).

Section 4.20         Information in the Joint Proxy Statement.   None of the information supplied or to be supplied in writing by or on behalf of Parent or any Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such

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document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 4.21         Opinion of Parent Financial Advisor.   The Parent Board of Directors has received the oral opinion of the Parent Financial Advisor, to be confirmed in writing, to the effect that, as of the date hereof and based on and subject to the assumptions, qualifications, limitations and other matters to be set forth in such written opinions, the Merger Consideration to be paid by Parent in the Mergers is fair, from a financial point of view, to Parent.

Section 4.22         Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) Parent and the Parent Subsidiaries are either self-insured or have policies of insurance covering Parent, the Parent Subsidiaries or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which Parent believes are adequate for the operation of its business and (b) all such insurance policies are in full force and effect, no written notice of or, to the knowledge of Parent, threat of, cancellation, non-renewal, alteration in coverage or premium increase has been received by Parent or any Parent Subsidiary under such policies, and there is no existing default or event. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under such insurance policies have been paid.

Section 4.23         Ownership of Company Common Stock.   None of Parent, Merger Sub, Partnership Merger Sub nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of the Company, each as defined in Section 3-601 of the MGCL. Neither Parent nor any of its Subsidiaries, nor any of their respective affiliates, beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in

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the aggregate, do not exceed 5% of the Company Common Stock), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither Parent nor any of its Subsidiaries is a “Related Person” as defined in the Company Certificate.

Section 4.24         Financing.

(a)          Parent has delivered to the Company correct and complete copies of the executed commitment letter, dated as of the date hereof, among Parent, Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., Barclays Bank PLC and Column Financial, Inc. (the “Debt Commitment Letter”), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the financing to be provided pursuant to such Debt Commitment Letter, as may be amended, modified, supplemented, replaced or extended from time to time after the date hereof in compliance with Section 6.12, the “Debt Financing”).

(b)          Parent expressly acknowledges and agrees that the consummation of all or any portion of the Debt Financing is not a condition to its and/or Merger Sub’s and or Partnership Merger Sub’s obligations to effect the Closing. Assuming the accuracy of the representations and warranties of the Company in this Agreement as of the Closing Date and the performance by the Company of its obligations hereunder, the amount of funds to be provided pursuant to the Debt Commitment Letter, if funded in accordance with the terms therein, together with other financial resources of Parent, Merger Sub and Partnership Merger Sub available on or prior to the time of Closing, including cash on hand and marketable securities of Parent, Merger Sub, Partnership Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, will be sufficient to consummate the Mergers, the Transactions and to pay its and its affiliates’ respective monetary obligations that are due on or prior to the Closing Date under this Agreement, including payment of the Merger Consideration, and the payment or funding of all fees, costs, expenses and reserves incurred, payable or required to be funded by Parent, Merger Sub, Partnership Merger Sub, any of their affiliates and, to the extent responsible hereunder, the Company on or prior to the Closing Date in connection with this Agreement and the Transactions.

(c)          As of the date hereof, none of Parent, Merger Sub or Partnership Merger Sub, or to the knowledge of Parent, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Commitment Letter, to Parent’s knowledge, as of the date hereof, no event has occurred or circumstances exist that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of Parent, Merger Sub or Partnership Merger Sub, or to the knowledge of Parent, any counterparty thereto, under the Debt Financing, (ii) constitute or result in a failure to satisfy a condition precedent set forth in the Debt Financing or (iii) otherwise result in any portion of the Debt Financing being unavailable. As of the date hereof, none of Parent, Merger Sub or Partnership Merger Sub has received any notice or other

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communication from any party to the Debt Commitment Letter with respect to (1) any breach or default on the part of Parent, Merger Sub, Partnership Merger Sub or any other party to the Debt Commitment Letter or (2) any intention of such party to terminate the Debt Commitment Letter, to not provide all or any portion of the Debt Financing or to require any additional reserves not contemplated by the Debt Commitment Letter or for expenses to be paid by Parent or any of its affiliates on prior to or as a condition to the consummation of the Debt Financing at Closing other than as provided in the Debt Commitment Letter.

(d)          As of the date hereof, the Debt Commitment Letter is a legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, is in full force and effect, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(e)          Other than as set forth in the Debt Commitment Letter and any fee letter (a “Fee Letter” and, together with the Debt Commitment Letter, the “Debt Financing Letters”), a copy of which has been provided to the Company prior to the date hereof, there are no conditions precedent related to the funding of the full net amount of the Debt Financing or any contingencies that would, or would reasonably be expected to, reduce the aggregate amount of the Debt Financing. As of the date hereof, there are no side letters or other Contracts, understandings or arrangements (in each case, whether written or oral) imposing conditions or other contingencies to the funding of the full amount (i.e., before giving effect to any loan reduction provisions in the Debt Commitment Letter) of the proceeds of the Debt Financing or otherwise affect the availability of the Debt Financing, other than those set forth in the Debt Financing Letters delivered to the Company prior to the date hereof. As of the date hereof, Parent, Merger Sub and Partnership Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Financing Letters.

Section 4.25         Ownership and Operations of Merger Sub and Partnership Merger Sub.   Parent owns beneficially and of record all of the outstanding membership interests of Merger Sub and membership interests in Partnership Merger Sub. Each of Merger Sub and Partnership Merger Sub was formed solely for the purpose of engaging in the Transactions, including the Debt Financing, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.26         Brokers and Other Advisors.   No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisor) is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.

Section 4.27         Solvency. None of Parent, Merger Sub nor Partnership Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future

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creditors. Immediately after giving effect to all of the Transactions, including the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Mergers as set forth herein, or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, and payment of all related fees and expenses, the Surviving Entity and the Surviving Partnership Entity will be Solvent. For purposes of this Section 4.27, the term “Solvent” with respect to the Surviving Entity and the Surviving Partnership Entity means that, as of any date of determination, (x) the amount of the fair saleable value of the assets of the Surviving Entity and its Subsidiaries or the Surviving Partnership Entity and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Entity and its Subsidiaries or the Surviving Partnership Entity and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Entity and its Subsidiaries or the Surviving Partnership Entity and its Subsidiaries, taken as a whole on their respective existing debts (including contingent liabilities) as such debts become absolute and matured; (y) neither the Surviving Entity nor the Surviving Partnership Entity will have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (z) the Surviving Entity and the Surviving Partnership Entity will be able to pay their respective liabilities, including contingent and other liabilities, as they mature.

Section 4.28         Vote Required.   The Parent Stockholder Approval is the only vote of the holders of any class or series of shares of stock of Parent necessary to approve the Transactions, including the issuance of Parent Common Stock in connection with the Mergers.

Section 4.29         Related Party Agreements.   Except as set forth in the Parent SEC Documents made through and including the date hereof or as permitted by this Agreement, from January 1, 2012 through the date hereof, there have been no agreements, arrangement or understandings between Parent or any Parent Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, on the other hand (other than those exclusively among Parent and the Parent Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (a “Parent Related Party Agreement”).

Section 4.30         Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.   Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Company’s Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Company’s Subsidiaries for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon the representations and warranties set forth in this Agreement and its independent investigation and analysis of the Company and the Company’s Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and

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has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of the Company’s Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Company Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement.

Section 4.31         No Other Representations or Warranties.   Except for the representations and warranties set forth in this Article IV, none of Parent, Merger Sub, Partnership Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or Partnership Merger Sub or with respect to any other information provided to the Company and its Subsidiaries in connection with the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 5.1           Conduct of Business by the Company Pending the Closing.   The Company agrees that between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as required pursuant to this Agreement (including Section 6.13 or in response to requests of Parent or the Debt Financing Sources pursuant to Section 6.13), (c) as may be required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice and (y) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, tenants and business associates in all material respects. Without limiting the generality of the foregoing, and except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) as required pursuant to this Agreement (including Section 6.13 or in response to requests of Parent or the Debt Financing Sources pursuant to Section 6.13), (iii) as required by Law or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a)          amend its charter, bylaws or equivalent organizational documents;

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(b)          adjust, split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary;

(c)          subject to the second sentence of Section 6.16(a), declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or other equity interests of any Company Subsidiary, Company Equity Interests, or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the authorization and payment by the Company of daily dividends, payable monthly in accordance with past practice for the period up to the Closing Date (including the portion of any month in which the Closing occurs) at a rate not to exceed an annual rate of $0.68 per share of Company Common Stock (the dividend described in this clause (c)(A), the “Company Permitted Dividend” and together with the Parent Permitted Common Dividend, each a “Permitted Dividend”), (B) the declaration and payment of dividends or other distributions to the Company or any Company Subsidiary by any directly or indirectly wholly owned Company Subsidiary and (C) dividends or other distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the terms of the organizational documents of such Company Subsidiary;

(d)          (A) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Company Equity Interests, except from (i) holders of Restricted Company Shares in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Company Shares, or (ii) with respect to the redemption or conversion of any partnership units of the Company Operating Partnership in accordance with the terms of the agreement of limited partnership of the Company Operating Partnership, (B) grant any Person any right or option to acquire any Company Equity Interests, (C) issue, deliver or sell any additional capital stock or other Company Equity Interests, or (D) enter into any Contract with respect to the sale, voting registration or repurchase of any capital stock or other Company Equity Interests; provided, however, that (1) the Company may issue shares of Company Common Stock (A) upon the vesting of any Restricted Company Shares outstanding as of the date hereof, (B) pursuant to the Company Equity Plan to the extent required under the terms of the Company Equity Plan as in effect as of the date hereof, and (C) in connection with the redemption or conversion of any Company OP Units in accordance with the terms of the Company Operating Partnership Agreement and (2) the Company Subsidiaries may issue equity solely to form special purpose entities that will be wholly owned directly or indirectly by the Company as may be reasonably required for the completion of the Company Pending Acquisitions;

(e)          except as required by any Company Leases, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary or joint venture partners pursuant to existing purchase rights or options listed on Section 5.1(e)(A) of the

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Company Disclosure Letter, or (B) the pending acquisitions set forth on Section 5.1(e)(B) of the Company Disclosure Letter (and, if applicable, subject to the conditions set forth therein) (the “Company Pending Acquisitions”);

(f)          sell, pledge, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 5.1(f)(A) of the Company Disclosure Letter, (B) pledges and encumbrances on property and assets in the ordinary course of business consistent with past practices and that would not be material to any Company Property or any assets of the Company or any Company Subsidiary, (C) with respect to property or assets with a value of less than $25,000,000 in the aggregate and (D) sales to joint venture partners pursuant to existing purchase rights or options listed on Section 5.1(f)(D) of the Company Disclosure Letter;

(g)         incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted under this Agreement), (B) in connection with the funding or the completion of any Company Pending Acquisitions or (C) the refinancing of any existing Indebtedness of the Company or the Company Subsidiaries to the extent that the aggregate principal amount of such Indebtedness is not increased as a result thereof (provided, that the terms and conditions of such refinancing are no less favorable than that of the existing Indebtedness and shall provide that the Company be permitted to pay-off in full without premium or penalty such refinanced Indebtedness at the Closing);

(h)         make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, (B) loans or advances (i) required to be made under any of the Company Leases or ground leases affecting the Company Properties or (ii) made to non-affiliate tenants in the ordinary course of business consistent with practice, or (C) the loans or advances set forth on Section 5.1(h) of the Company Disclosure Letter;

(i)           enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of such existing Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided, that any such

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modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect the Company, any Company Subsidiary or Parent in any material respect or (C) as necessary to comply with the terms of this Agreement;

(j)          except as set forth on Section 5.1(j) of the Company Disclosure Letter, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease), except for entering into any new lease that, if existing as of the date hereof, would be a Company Lease or renewing any Company Lease, in each case (i) in the ordinary course of business consistent with past practices and (ii) where the aggregate annual rent payments under any such new lease or Company Lease are less than $500,000;

(k)          other than with respect to any Security Holder Litigation, which is governed by Section 6.9, waive, release, assign, commence, settle or compromise any pending or threatened Legal Proceeding (A) of or against the Company or any of its Subsidiaries or (B) involving any present, former or purported holder or group of holders of the Company Common Stock, that in the case of (A) or (B) (i) requires payment by the Company of an amount in excess of $500,000 in the aggregate, (ii) entails the incurrence of any obligation or liability of the Company in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of the Company or its Subsidiaries or (iii)  imposes any non-monetary relief; provided, however, the Company or any Company Subsidiary may waive, release, assign, commence, settle or compromise any property Tax appeals or Legal Proceedings against any tenants under Company Leases in the ordinary course of business consistent with past practice and where the requested relief does not exceed $1,000,000;

(l)           (A) enter into or adopt any Benefit Plan or (B) grant any awards under the Company Equity Plan, other than with respect to the grant of annual equity awards to directors of the Company in the ordinary course of business consistent with past practice;

(m)         make any material change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(n)         enter into any new line of business;

(o)         knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

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(p)         (A) enter into any Company Tax Protection Agreement, (B) make, change or rescind any material election relating to Taxes, (C) change a material method of Tax accounting, (D) file or amend any material Tax Return, except as set forth in Section 5.1(k) above, (E) settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, (F) enter into any material closing agreement related to Taxes, (G) knowingly surrender any right to claim any material Tax refund, or (H) give or request any waiver of a statute of limitation with respect to any Tax Return, except in each case (i) if required by Law or (ii) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(q)         adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Company Pending Acquisitions permitted pursuant to Section 5.1(e) in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company to consummate the Merger or the ability of the Company Operating Partnership to consummate the Partnership Merger;

(r)          amend or modify the engagement letters entered into with the Company Financial Advisor or the Persons listed on Section 3.26 of the Company Disclosure Letter, in a manner adverse to the Company, any Company Subsidiary or Parent, or engage other financial advisers in connection with the Transactions;

(s)         except (A) as set forth in Section 5.1(s) of the Company Disclosure Letter, (B) as set forth in the individual property budgets for each Company Property made available to Parent prior to the date hereof or (C) for obligations of the Company or any Company Subsidiary under any Company Lease or any Company Ground Leases, make or commit to make any capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate; provided, however, that the foregoing shall in no way prohibit the Company from making any necessary capital expenditures in connection with an emergency or casualty at any Company Property which do not exceed $2,000,000 or are required under any Company Leases;

(t)          enter into, amend, modify or terminate, or grant any waiver under, the Advisory Agreement, the Sub-Advisory Agreement, the Dealer Manager Agreement and any other Company Related Party Agreement;

(u)         take any action under the Company Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Company Common Stock with respect to the Mergers or the other Transactions;

(v)         incur or pay transaction expenses of the type specified on Section 5.1(v) of the Company Disclosure Letter greater than the amount specified on Section 5.1(v) of the Company Disclosure Letter; or

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(w)         authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise. If the Company determines that it is necessary to take any such action, it shall notify Parent as soon as reasonably practicable prior to the taking of such action.

Section 5.2       Conduct of Business by Parent Pending the Closing.   Parent agrees that between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as required pursuant to this Agreement, (c) as may be required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause each of the Parent Subsidiaries to, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice (it being understood that this clause (x) shall not restrict Parent from the issuance of any Parent Equity Interests if such issuance is permitted by Section 5.2(d) or the incurrence of any indebtedness or the entry into any transactions if such incurrence or entry is permitted by Section 5.2(i)) and (y) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, tenants, employees and business associates in all material respects. Without limiting the generality of the foregoing, and except (i) as set forth in Section 5.2 of the Parent Disclosure Letter, (ii) as required pursuant to this Agreement, (iii) as required by Law or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:

(a)          amend its charter, bylaws or equivalent organizational documents in a manner adverse to the Company;

(b)         adjust, split, combine, subdivide or reclassify any shares of capital stock of Parent or any Parent Subsidiary;

(c)          subject to the second sentence of Section 6.16(a), declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent, Parent Equity Interests of Parent, or other equity securities or ownership interests in Parent, except for the authorization and payment by Parent of

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dividends for the period up to the Closing Date (including the portion of any month in which the Closing occurs) at a rate not to exceed (i) in respect of Parent Common Stock, 100% of Parent’s Cash Available for Distribution (the dividend described in this clause (c)(A)(i), the “Parent Permitted Common Dividend”), (ii) $0.54688 per share of Parent Series A Preferred Stock, (iii) $0.51563 per share of Parent Series B Preferred Stock, (iv) $0.55469 per share of Parent Series C Preferred Stock, (v) $0.53125 per share of Parent Series D Preferred Stock and (vi) $0.54688 per share of Parent Series E Preferred Stock (the dividends described in clauses (c)(A)(ii) – (c)(A)(vi) together with the Parent Permitted Common Dividend, the “Parent Permitted Dividends”);

(d)         (A) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Parent Equity Interests, except with respect to the settlement of any Parent RSU Awards pursuant to their terms, (B) grant any Person any right or option to acquire any Parent Equity Interests, (C) issue, deliver or sell any additional capital stock or other Parent Equity Interests, or (D) enter into any Contract with respect to the sale, voting registration or repurchase of any capital stock or other Parent Equity Interests; provided, however, that (1) Parent and/or Parent Subsidiaries, as applicable, may (i) grant annual equity awards to directors of Parent in the ordinary course of business consistent with past practice, (ii) grant equity awards to employees of Parent or a Parent Subsidiary in the ordinary course of business consistent with past practice, (iii) issue shares of Parent Common Stock, LTIP Units or other Parent Equity Interests (A) in connection with the settlement of any Parent RSU Awards outstanding as of the date hereof, (B) pursuant to the Parent Equity Plan as in effect as of the date hereof or (C) pursuant to the terms of the agreements or other awards set forth on Section 5.2(d) of the Parent Disclosure Letter, (iv) issue Parent Equity Interests in connection with a public offering or on market terms and (v) enter into any Contract with respect to any of the foregoing clauses (i) through (iv), and (2) the Parent Subsidiaries may issue equity solely to form special purpose entities that will be wholly owned directly or indirectly by the Company as may be reasonably required for the completion of any pending acquisitions;

(e)         enter into a line of business that is not commercial real estate;

(f)          knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause Parent to fail to qualify as a REIT;

(g)         enter into, amend, modify or terminate, or grant any waiver under the NSAM Management Agreement or any similar external management or advisory agreement in a manner that is adverse to the stockholders of Parent, taken as a whole;

(h)         take any action under the Parent Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Parent Common Stock with respect to the Mergers or the other Transactions;

(i)           incur indebtedness (other than the Debt Financing) or enter a merger agreement, acquisition agreement or disposition agreement or authorize a liquidation, dissolution, consolidation, bankruptcy or other reorganization, in each case that would

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reasonably be expected to materially delay the Closing or have a material adverse effect on the ability of the Parent, Merger Sub or Partnership Merger Sub to consummate the Mergers; or

(j)          authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise. If Parent determines that it is necessary to take any such action, it shall notify the Company as soon as reasonably practicable prior to the taking of such action.

Section 5.3        No Solicitation; Change in Recommendation.

(a)         Except as otherwise expressly provided in this Section 5.3, from the date hereof until the Company Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or assist any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, or furnish to any other Person information or afford to any other Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries, in each case, in connection with, or for the purpose of facilitating or assisting, a Competing Proposal, (C) enter into any Contract (including any letter of intent or agreement in principle) with respect to a Competing Proposal (each, a “Company Acquisition Agreement”) or (D) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute (provided, that notwithstanding anything contained herein to the contrary, the Company may waive any provision that prohibits a confidential proposal being made to the Company Board of Directors (directly or indirectly through the Company’s Representatives)).

(b)   Promptly following the execution of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, discussions or negotiations with any Persons with respect to a Competing Proposal and request that any such Person promptly return and/or destroy all confidential information concerning the Company and the Company’s Subsidiaries to the extent permitted pursuant to a confidentiality agreement with any such Persons.

(c)   Notwithstanding anything to the contrary contained herein, if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Competing Proposal from any Person or group of

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Persons, which Competing Proposal was made on or after the date hereof and was not the result of a breach by the Company of this Section 5.3 in any material respect, (A) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and (B) if the Company Board of Directors, or the Special Committee, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal. The Company shall promptly (and in any event, within twenty-four (24) hours) notify Parent, Merger Sub and Partnership Merger Sub after it or any of its Subsidiaries or any of their respective Representatives has received a Competing Proposal or the initial request for non-public information concerning the Company or any Company Subsidiary. Such notice to Parent shall indicate the identity of the Person making such request and include the material terms and conditions of such Competing Proposal.

(d)   Following the date hereof, the Company shall keep Parent reasonably informed on a current basis of any material developments, discussions or negotiations regarding any Competing Proposal (whether made before or after the date hereof) and upon the request of Parent shall apprise Parent of the status of such Competing Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(e)   Except as expressly permitted by this Section 5.3(e), the Company Board of Directors shall not (i) (A) fail to recommend to its stockholders that the Company Stockholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to Parent, modify, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than as provided in Section 5.3(f), (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Competing Proposal, or (E) fail to make or reaffirm the Company Board Recommendation within five (5) business days following Parent’s written request to do so following the Company’s or its Representatives’ receipt of a Competing Proposal or any material change thereto (each of the actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) or (iii) take any action pursuant to Section 8.1(e). Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may make a Company

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Adverse Recommendation Change and terminate this Agreement pursuant to Section 8.1(e) and enter into a Company Acquisition Agreement with respect to a Competing Proposal, if and only if, the Company receives a Competing Proposal that was not the result of a breach by the Company of this Section 5.3 in any material respect and that the Company Board of Directors or Special Committee determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes a Superior Proposal; provided, that in order to make a Company Adverse Recommendation Change or terminate this Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal:

(I)          the Company Board of Directors shall have determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law;

(II)         (A) the Company shall have given Parent at least four (4) business days’ prior written notice of its intention to effect a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e), which notice shall specify in reasonable detail the basis for the Company Adverse Recommendation Change or termination and the identity of the party making such Superior Proposal and the material terms thereof and include copies of the current drafts of all material agreements between the Company and the party making such Superior Proposal and relating to such Superior Proposal (to the extent in the Company’s possession);

(III)        the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate; and

(IV)        following the end of such notice period, the Company Board of Directors shall have considered in good faith any proposed revisions to this Agreement proposed by Parent (or as to other proposals made by Parent) in writing, and shall have determined, after consultation with its independent financial advisors and outside legal counsel that such Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect; provided, that in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in subclause (II) above and the notice period shall have recommenced, except that the notice period shall be at least two (2) business days; and provided, further, that any purported termination of this Agreement pursuant to this Section 5.3(e) shall be void and of no force and effect, unless the Company termination is in accordance with Section 8.1(e) and the Company pays Parent the Company Termination Payment in accordance with Section 8.2(b) prior to or concurrently with such termination.

(f)    Nothing in this Section 5.3 shall prohibit the Company Board of Directors from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the

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Exchange Act, in either case, if the Company Board of Directors has determined in good faith, after consultation with legal counsel, that the failure to do so would create a material risk of a breach by the Company Board of Directors of its duties under applicable Law; provided, that any disclosures (other than those made pursuant to clause (ii) of this Section 5.3(f)) that are not an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change.

(g)   The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any Subsidiary of the Company or the Representatives of the Company or any Subsidiary of the Company acting at the direction of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.3 by the Company.

(h)   As used in this Agreement, “Competing Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more, in each case, other than the Transactions.

(i)    As used in this Agreement, “Superior Proposal” shall mean any written Competing Proposal that was not the result of a breach by the Company of this Section 5.3 in any material respect and that the Company Board of Directors has determined, after consulting with the Company’s outside legal counsel and independent financial advisors is reasonably likely to be consummated in accordance with its terms and that if consummated, would reasonably be likely to result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%.”

Section 5.4       Form S-4 and Joint Proxy Statement.

(a)        As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Common Stock issuable in the Mergers, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting

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and Parent Stockholder Meeting. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Mergers. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Mergers, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b)       If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary

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amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 5.4(b) shall limit the obligations of any Party under Section 5.4(a). For purposes of this Section 5.4, any information concerning or related to the Company, its affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

(c)       As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3(e). Notwithstanding the foregoing provisions of this Section 5.4(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, Parent may require the Company, and the Company shall have the right, to adjourn or postpone the Company Stockholder Meeting up to two (2) times (provided, that the Company Stockholder Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, however, the Company Stockholder Meeting may not be postponed or adjourned on the date the Company Stockholder Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of shares of Company Common Stock, which have not been withdrawn, such that the Company Stockholder Approval will be obtained at such meeting.

(d)       As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board of Directors, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding the foregoing provisions of this Section 5.4(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies

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representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, the Company may require Parent, and Parent shall have the right, to adjourn or postpone the Parent Stockholder Meeting up to two (2) times (provided, that the Parent Stockholder Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, however, the Parent Stockholder Meeting may not be postponed or adjourned on the date the Parent Stockholder Meeting is scheduled if Parent shall have received proxies in respect of an aggregate number of shares of Parent Common Stock, which have not been withdrawn, such that Parent Stockholder Approval will be obtained at such meeting. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of the Parent Common Stock in the Mergers to its stockholders for a vote on the approval thereof.

(e)       The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1       Access; Confidentiality; Notice of Certain Events.

(a)       From the date of this Agreement until the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and Contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to, and with respect to the Company only, shall use commercially reasonable efforts to cause the Company Advisor and the Company Sub-Advisor to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws (to the extent not publicly available), and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information, (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts

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to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Company and Parent will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Company Merger Effective Time, each of Parent, Merger Sub and Partnership Merger Sub shall not, and shall cause their respective Representatives and affiliates not to, contact or otherwise communicate with the employees of the Company Advisor or the Company Sub-Advisor (other than those employees set forth on Section 6.1(a) of the Company Disclosure Letter) or other parties with which the Company or any Company Subsidiary has a business relationship (including any tenants or lenders) regarding the business of the Company and the Company Subsidiaries or this Agreement and the Transactions without the prior written consent of the Company. Prior to the Company Merger Effective Time, the Company shall not, and shall cause its Representatives and affiliates not to, contact or otherwise communicate with the employees of Parent or any Parent Subsidiary (other than those employees set forth on Section 6.1(a) of the Parent Disclosure Letter) or other parties with which Parent or any Parent Subsidiary has a business relationship (including any tenants or lenders) regarding the business of Parent and the Parent Subsidiaries, this Agreement and the Transactions without the prior written consent of Parent.

(b)       Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements.

(c)       The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party (A) from any Governmental Entity in connection with this Agreement, the Mergers or the other Transactions, (B) from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Mergers or the other Transactions, or (C) with respect to the Company only, of any written notice received from any Person in connection with (I) any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Material Contract or any Material Company Lease or (II) any event or circumstance that would give rise to any option to purchase, right of first refusal or first offer, or any other right to purchase in favor of any Person under any Company Material Contract or Material Company Lease, which, in each case of clause (I) or (II) would, individually, cause losses to the Company or any Company Subsidiary of more than $5,000,000 or, in the aggregate, cause losses to the Company or any Company Subsidiary of more than $25,000,000, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with,

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arising from or otherwise relating to the Mergers or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which makes or is reasonably likely to make any of the conditions set forth in Article VII to not be satisfied. The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VII.

Section 6.2       Consents and Approvals.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Mergers and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Mergers and the other Transactions, (iii) the defending of any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other Transactions, including seeking to have any stay or temporary restraining Order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other Transactions and to fully carry out the purposes of this Agreement; provided, that notwithstanding the foregoing or any other provisions of this Agreement, nothing contained in this Agreement (including this Section 6.2(a)) shall require or obligate Parent or any of its affiliates to, and the Company shall not, without the prior written consent of Parent, in each case in connection with obtaining any approval or consent from any Governmental Entity with respect to the Mergers, (A) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining any authorization, consent, Order, registration or approval of a Governmental Entity or (B) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of Parent, the Company or any of their respective Subsidiaries, or any interest or interests therein, if any such action set forth in clauses (A) or (B) would reasonably be expected to have (x) a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or (y) a material adverse effect on Parent or its affiliates

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(determined by reference to the magnitude of the business of the Company being acquired by Parent pursuant hereto).

(b)       In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause to be given) any notices to any Person, and each of Parent and the Company shall use, and cause each of their respective affiliates to use, its reasonable best efforts to obtain any consents from any Person not covered by Section 6.2(a) that are necessary, proper or advisable to consummate the Mergers. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Mergers and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 6.2(b) shall not be a condition to the obligations of the Parties to consummate the Mergers.

(c)       Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Mergers, none of the Company or any of the Company Subsidiaries, Parent or any of its Subsidiaries or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Company Merger Effective Time. Subject to the foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. The Parties acknowledge and agree that no approval or consent of any such Person is a condition to the obligations of any Party to effect the Mergers.

Section 6.3       Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Mergers or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules

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of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Mergers or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that, except as set forth in Section 5.3, the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Company Adverse Recommendation Change; provided, further, each Party and their respective controlled affiliates may make oral statements that are not inconsistent with previous written press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.3; provided, further, that Parent shall not be required to provide any such review or opportunity to comment to the Company, in connection with any prospectus, “road show” materials, press release, or other written materials in connection with any issuance of Parent Equity Interests or other capital raising initiatives as permitted by Section 5.2 so long as such statements are consistent in substance with previous written press releases, written public disclosures or other written statements made by Parent and the Company in compliance with this Section 6.3 and not adverse to the consummation of the Mergers.

Section 6.4       Directors’ and Officers’ Insurance and Indemnification.

(a)       Parent shall cause the Surviving Entity to honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Company Merger Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b)       Without limiting the provisions of Section 6.4(a), for a period of six (6) years after the Company Merger Effective Time, Parent (but only to the extent the Covered Persons would be permitted to be indemnified by the Company under the Company Governing Documents and applicable Law) and the Surviving Entity shall, and Parent shall cause the Surviving Entity to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt, to the extent required by applicable Law, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in

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this Section 6.4 or elsewhere in this Agreement, neither Parent nor the Surviving Entity shall (and Parent shall cause the Surviving Entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)       For a period of six (6) years after the Company Merger Effective Time, the limited liability company agreement of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Company Merger Effective Time than are currently set forth in the Company Governing Documents and the certificate of formation of the Surviving Entity shall not contain any provisions contrary to the foregoing. The Indemnification Agreements with Covered Persons that survive the Mergers shall continue in full force and effect in accordance with their terms.

(d)       For a period of six (6) years after the Company Merger Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Company Merger Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least five (5) business days prior to the Company Merger Effective Time, then, in lieu of the foregoing insurance, effective as of the Company Merger Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Company Merger Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Company Merger Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage).

(e)       In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made

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so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.

(f)        The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.4, and this Section 6.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.5      Takeover Statutes.  The Parties and their respective boards of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions. The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and, at the request of Parent, their respective affiliates) from any Takeover Statute of any jurisdiction that may purport to be applicable to the Mergers or any of the other Transactions or otherwise cause any restrictions in any Takeover Statute not to apply to any such Person, except in connection with the concurrent termination of this Agreement and entry into a Company Acquisition Agreement that constitutes a Superior Proposal in accordance with Section 8.1(e).

Section 6.6      Obligations of Merger Sub and Partnership Merger Sub.  Parent shall take all action necessary to cause Merger Sub, Partnership Merger Sub, the Surviving Entity and the Surviving Partnership Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7      Rule 16b-3.  Prior to the Company Merger Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8      Control of Operations.  Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Company Merger Effective Time, and (ii) prior to the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.9      Security Holder Litigation.  In the event that any Legal Proceeding related to this Agreement, the Mergers or the other Transactions is brought against the Company and/or its officers, directors and/or Representatives by security holders of the Company (a “Security Holder Litigation”), the Company shall promptly notify Parent of such litigation and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give

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Parent the opportunity to participate, subject to a customary joint defense agreement, in the defense and settlement of any such litigation against the Company and/or its directors by security holders of the Company, and no settlement thereof shall be agreed to without Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.10    Director Resignations.  The Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company and its wholly-owned Subsidiaries in office immediately prior to the Company Merger Effective Time, such resignations to be effective as of the Company Merger Effective Time.

Section 6.11     Tax Matters.

(a)       The Company shall use its commercially reasonable best efforts to (i) obtain the opinion of counsel referred to in Section 7.2(d), (ii) deliver to Morris, Manning & Martin, LLP a tax representation letter, dated as of the Closing Date and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP to render the tax opinion described in Section 7.2(d).

(b)       Parent shall use its commercially reasonable efforts to (i) obtain the opinion of counsel referred to in Section 7.3(c), (ii) deliver to Hunton & Williams LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent reasonably necessary or appropriate to enable Hunton & Williams LLP to render the tax opinion described in Section 7.3(c).

(c)       During the period from the date of this Agreement to the Company Merger Effective Time, the Company and the Company Subsidiaries shall (i) prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date (taking into account applicable extensions) (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by a change in applicable law, (ii) fully and timely pay all material amounts of Taxes due and payable in respect of such Post-Signing Returns that are so filed, (iii) properly reserve (and reflect such reserve in their books and records and financial statements to the extent required under GAAP) for all material amounts of Taxes payable by them for which no Post-Signing Return is due prior to the Company Merger Effective Time in a manner consistent with past practice and (iv) promptly notify Parent of any federal, state, local or foreign income or franchise Tax audit and any other Legal Proceeding pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims.

(d)       Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

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Section 6.12     Financing.

(a)       Subject to the terms and conditions of this Agreement (including Section 6.12(d)), each of Parent and Merger Sub shall use its reasonable best efforts (taking into account the anticipated timing of the Outside Date) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing and obtain the full amount of the proceeds of the Debt Financing as soon as reasonably practicable on the terms and conditions (including the “flex” provisions) described in the Debt Financing Letters, including using its reasonable best efforts to (i) comply with its obligations under the Debt Commitment Letter, (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Commitment Letter on terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of the flex provisions contained in, the Debt Financing Letters) no less favorable in all material respects to Parent and Merger Sub than those contained in the Debt Commitment Letter, (iii) timely prepare any offering documents, marketing materials and/or rating agency presentations required with respect to the Debt Financing and other information required under the Debt Commitment Letter, (iv) satisfy (or obtain a waiver of) all conditions applicable to, and within the control of, Parent and Merger Sub contained in the Debt Commitment Letter (including definitive agreements related thereto), (v) take all actions reasonably necessary to satisfy the pre-closing requirements set forth in the “Security” section, the “Cooperation” section and the “Third-party Reports” sections in the Term Sheet to the Debt Commitment Letter and (vi) consummate the Debt Financing at or prior to the Closing Date, subject to the terms and conditions contained herein. Notwithstanding anything to the contrary in the immediately preceding sentence, each of Parent and Merger Sub shall use its reasonable best efforts to take, and shall use its reasonable best efforts to cause each of its affiliates to take, all actions necessary to maintain in effect, and enforce its rights under, the Debt Commitment Letter (including any definitive agreements relating thereto). The exercise by Parent and Merger Sub of the right under the Debt Financing Letters to remove assets from the collateral pool of the Debt Financing (such assets, “Excluded Assets”) shall not be deemed to be a breach of Parent and Merger Sub’s obligations under this Section 6.12(a) if the aggregate funds that would be available to Parent, Merger Sub and Partnership Merger Sub at the Closing (taking into account the amount of the Debt Financing after such exclusion, any Alternative Debt Financing with respect to any of the Excluded Assets, and cash on hand and marketable securities of Parent, Merger Sub, Partnership Merger Sub, the Company and the Company's Subsidiaries on the Closing Date) would be sufficient to pay the Merger Consideration, fund the reserves required to be funded at Closing in connection with the Debt Financing and any such Alternative Debt Financing and pay all fees and expenses required to be paid at the Closing by Parent, Merger Sub, Partnership Merger Sub, the Company, the Operating Partnership or the Company Subsidiaries in connection with the Mergers, the other Transactions, the Debt Financing and any such Alternative Debt Financing.

(b)       Parent and Merger Sub shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any amendment or modification to, or grant any waiver of any provision or remedy under, the Debt Financing Letters, if such amendment, modification or waiver would (A) reduce the aggregate amount of the Debt Financing or increase the aggregate amount of reserves required to

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be funded at Closing in connection with the Debt Financing, or both, in each case, such that the aggregate funds that would be available to Parent, Merger Sub and Partnership Merger Sub at the Closing (taking into account other financial resources of Parent, Merger Sub and Partnership Merger Sub, including cash on hand and marketable securities of Parent, Merger Sub, Partnership Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date) would not be sufficient to pay the Merger Consideration, fund the reserves required to be funded at Closing in connection with the Debt Financing and pay all fees and expenses required to be paid at the Closing by Parent, Merger Sub, Partnership Merger Sub, the Company, the Operating Partnership or the Company Subsidiaries in connection with the Mergers, the other Transactions and the Debt Financing, (B) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or other terms in a manner that would reasonably be expected to (x) materially delay or prevent the ability of Parent, Merger Sub, Partnership Merger Sub or the Company to enforce its rights against any other party to any Debt Commitment Letter, the ability of Parent, Merger Sub or Partnership Merger Sub to consummate the Transactions or the likelihood of the consummation of the Transactions or (y) make the funding of the Debt Financing on the Closing Date or satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur, or (C) relieve any Debt Financing Source of any of its funding commitment under a Debt Commitment Letter (it being understood that Parent may amend, restate, modify or supplement any Debt Commitment Letter to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the debt financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, in each case, so long as the existing Debt Financing Sources shall remain obligated to fund the portions of the Debt Financing as set forth in the Debt Commitment Letter on the date hereof). Any reference in this Agreement to (I) “Debt Financing” shall include the financing contemplated by the Debt Financing Letters as amended or modified in compliance with this Section 6.12 and (II) “Debt Commitment Letter” or “Debt Financing Letters” shall include such documents as amended or modified in compliance with this Section 6.12(b).

(c)       Without limiting the foregoing, to the extent necessary in order to consummate the Debt Financing, Parent agrees that it will, or will cause its affiliates to (i) pay or fund (or satisfy with a letter of credit, to the extent permitted under the Term Sheet to the Debt Commitment Letter or otherwise acceptable to the Debt Financing Sources) all reserves required by the Debt Financing Sources pursuant to the Term Sheet to the Debt Commitment Letter (unless Parent otherwise will have obtained Alternative Financing on or prior to the Closing in amounts sufficient to consummate the Mergers and the other Transactions and to make, pay and/or satisfy, on or before the Closing Date, all fees, expenses and reimbursements contemplated by the Financing Purposes), (ii) validly execute and deliver any “non-recourse” carve-out guarantees required by the Debt Commitment Letter, (iii) pay, upon request of the Debt Financing Sources, all diligence expenses required to be reimbursed under the Debt Commitment Letter and (iv) acquire any interest rate cap agreement required by the Debt Commitment Letter.

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(d)       Parent and Merger Sub shall inform the Company on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice after becoming aware of (i) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to any Debt Commitment Letter or any definitive agreement related thereto, (ii) any termination of the Debt Financing contemplated by any Debt Commitment Letter and/or (iii) the implementation of any of the “flex” provisions in order to effect all or any portion of the Debt Financing, if such “flex” provisions would prevent or delay in any material respect the ability of Parent to consummate the Mergers.

(e)       If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under this Section 6.12, the Debt Commitment Letter (or any definitive financing agreements relating thereto) expires or is terminated prior to the Closing, in whole or in part, for any reason, including as a result of a breach or repudiation, or if any portion of the Debt Financing becomes unavailable (other than pursuant to the loan reduction provisions contained in the Debt Commitment Letter) on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter (other than due to a breach by the Company of this Agreement which would (i) result in the failure of the conditions in Section 7.1 or Section 7.2 to be satisfied or (ii) prevent or render impracticable the consummation of the Debt Financing on the Closing Date), each of Parent and Merger Sub will (1) use its reasonable best efforts to obtain, on a prompt basis, alternative financing from alternative sources (the “Alternative Debt Financing”) in an amount such that the aggregate funds that would be available to Parent, Merger Sub and Partnership Merger Sub at the Closing (taking into account other financial resources of Parent, Merger Sub and Partnership Merger Sub, including available cash on hand and marketable securities of Parent, Merger Sub, Partnership Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date and any then-available Debt Financing pursuant to any then-existing Debt Commitment Letter) will be sufficient to pay the Merger Consideration, fund the reserves required to be funded at Closing in connection with the Debt Financing and pay all fees and expenses required to be paid at the Closing by Parent, Merger Sub, Partnership Merger Sub, the Company, the Operating Partnership or the Company Subsidiaries in connection with the Mergers, the other Transactions and any such Alternative Debt Financing, and to obtain a new financing commitment letter with respect to such Alternative Debt Financing (the “New Debt Commitment Letter”) and any new related fee letters (the “New Fee Letter”), which shall replace the existing Debt Commitment Letter and related Fee Letters, respectively, in whole or in part, and (2) promptly notify the Company of such unavailability and the reason therefor and promptly provide copies of any such New Debt Commitment Letter or New Fee Letter to the Company; provided, that Parent and Merger Sub shall not be required to arrange or obtain any such Alternative Debt Financing on terms and conditions (including any fees and/or “flex” provisions) that are less favorable to Parent and Merger Sub (in the aggregate) than those terms and conditions contained in the Debt Financing Letters. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below and (ii) any reference in this Agreement to the “Debt Commitment Letter” or the “Debt Financing Letters” shall be deemed to include the Debt Commitment Letter and any Fee Letter to

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the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.

(f)        Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) commence any litigation or similar enforcement action against the Debt Financing Sources to enforce Parent’s or Merger Sub’s rights under the Debt Financing Letter, (ii) pay any amounts, fees or expenses in excess of those contemplated in the Debt Financing Letters (whether to secure waiver of any conditions contained therein or otherwise), (iii) amend or waive any of the terms or conditions hereof or (iv) consummate the Closing at any time prior to the date determined in accordance with Section 1.3.

Section 6.13       Financing Cooperation.

(a)          Prior to the Company Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to, and shall use commercially reasonable efforts to cause the Company Advisor and Company Sub-Advisor to, provide to Parent such cooperation reasonably requested by Parent to cause the conditions and covenants in the Debt Financing Letters to be satisfied or otherwise that is necessary, proper, advisable or desirable, or reasonably requested by Parent, in connection with the Debt Financing or any issuances of Parent Equity Interests permitted by Section 5.2. Such cooperation shall include using reasonable best efforts to:

(i)           (A) furnish Parent and the Debt Financing Sources as promptly as practicable with (1) financial statements regarding the Company and its Subsidiaries as are (x) reasonably requested by Parent (including on behalf of the Debt Financing Sources), (y) within the Company’s control and (z) customarily prepared by the Company or for the Company by the Company Advisor or the Company Sub-Advisor in the ordinary course of business, (2) furnish Parent and the Debt Financing Sources as promptly as practicable with information regarding the tenants in the properties securing the Debt Financing of the type and form customarily included in securitizations including financial data, audit reports and other financial and property-related information, provided that such information is (x) requested by Parent (including on behalf of the Debt Financing Sources), (y) currently in the Company’s possession or actually received by the Company after the date hereof and prior to the Closing and (z) which the Company is permitted to share with Parent and their Debt Financing Sources, (3) such third party reports regarding the Company’s properties as are currently in the Company’s possession or are actually received by the Company after the date hereof and prior to the Closing and (4) rent rolls, schedules of tenant security deposits, aging reports, schedules of outstanding tenant improvement and leasing commission, operating and capital budgets, insurance policies, existing surveys, zoning reports, leases, management agreements, licenses, information related to RIDEA assets, and documentation regarding Medicare and Medicaid and other healthcare related items, in each case, if and only to the extent

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that the foregoing are (x) currently in the Company’s possession, (y) actually received by the Company after the date hereof and prior to the Closing or (z) customarily prepared by the Company or for the Company by the Company Advisor or the Company Sub-Advisor in the ordinary course of business;

(ii)          execute and deliver any representation letter to auditors and any other certificate or document and back-up therefor and other certificates or documents required to satisfy the conditions in the Debt Financing Letters, or as otherwise may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitate the pledging of collateral; provided, that the Company shall not be required to execute any document in connection with this Section 6.13(a)(ii) that would be effective at any time before the Company Merger Effective Time or participate in negotiating any definitive agreements described in this Section 6.13(a)(ii) or otherwise with respect to the Debt Financing;

(iii)         use reasonable best efforts to obtain accountants’ comfort letters, consents of accountants, corporate and facilities ratings, consents to transfer and waivers of first refusal, consents from governmental agencies (such as licenses for RIDEA assets, PILOT or similar tax incentive programs), landlord waivers and estoppels, non-disturbance agreements, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its Representatives to all owned real property and leased real property), engineering reports, environmental and other inspections and other documentation and items relating to the Debt Financing as may be reasonably requested by Parent (it being understood that all written communications with such Persons in connection with the foregoing shall either be (x) prepared by the Company and in form reasonably satisfactory to Parent or (y) at the request of the Company, prepared by Parent and in form reasonably acceptable to the Company);

(iv)         grant Parent and the Debt Financing Sources access to the Company and Company Subsidiaries’ respective owned real estate properties and, subject to obtaining required third party consents with respect thereto (which the Company shall use reasonable efforts to obtain), leased real estate properties that will secure the Debt Financing (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals, surveys, Phase I environmental site assessments and engineering/property condition reports) (provided, however, that, notwithstanding anything to the contrary in this Agreement, (A) none of Parent, the Debt Financing Sources or their Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, unless and only to the extent (I) recommended pursuant to a third party environmental report and (II) Parent shall first have delivered to the Company a written request to conduct such testing or sampling, which request shall (x) specify each property to be tested or sampled, and include a copy of the third-party environmental report recommending such testing or sampling and (y) include a representation from an authorized officer of Parent to the effect that (1) such testing or sampling is reasonably

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necessary in order to effect the Debt Financing without any reduction in the loan amount, or increase in reserves, in connection with the applicable environmental issue and (2) the representations and warranties in Section 4.24 (modified to substitute “as of the date of this request” for each instance of “as of the date of this Agreement”) are true and correct in all material respects on the date of such request (B) Parent and the Debt Financing Sources shall schedule and coordinate all inspections with the Company and shall give the Company at least two (2) business days’ prior written notice thereof, setting forth the inspection that Parent, the Debt Financing Sources or their Representatives intend to conduct and (C) the Company shall be entitled to have representatives present at all times during any such inspection; and

(v)          reasonably facilitating the pledging or the re-affirmation of the pledge of collateral (including with respect to obtaining and delivering of pay-off letters and Lien terminations, in each case contingent on the consummation of the Mergers, in form and substance reasonably satisfactory to Parent, and other cooperation in connection with the repayment or other retirement of existing Indebtedness and the release and termination of any and all related Liens in connection with the consummation of the Mergers).

(b)         Notwithstanding anything in this Section 6.13 to the contrary, until the Company Merger Effective Time occurs, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers or directors, as the case may be, shall be required to (A) pay any commitment or other fee in connection with any proposed Debt Financing, (B) enter into any definitive agreement, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents, related to any proposed Debt Financing that will be effective at any time before the Company Merger Effective Time (provided, the Company shall reasonably cooperate to name designees of Parent to be officers of the Company effective immediately prior to the Company Merger Effective Time so that such officers may execute and deliver such documents (and such officers shall have no other authority until the Company Merger Effective Time)), (C) unless promptly reimbursed by Parent upon written request of the Company, be required to incur any other out of pocket expenses (other than immaterial incidental expenses) in connection with the Debt Financing, (D) have the pre-Closing Board of Directors of the Company or any committee thereof, or the Company Advisor or the Company Sub-Advisor, adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained or (E) except as expressly provided above, take any corporate actions prior to the Company Merger Effective Time to permit or facilitate the consummation of the Debt Financing.

(c)          Parent shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (other than information provided by

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the Company or any of the Company Subsidiaries) and all other actions taken by the Company, the Company Subsidiaries and their respective Representatives taken at the request of Parent pursuant to this Section 6.13, except to the extent finally determined by a court of competent jurisdiction to have arisen from the Company’s, any Company Subsidiary’s or their respective Representatives’ fraud, gross negligence, willful misconduct or bad faith.

(d)         All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreements; provided, that Parent and Merger Sub shall be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources and other financial institutions and investors that are or may become parties to the Debt Commitment Letter and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing, or to their respective counsel and auditors subject to customary confidentiality arrangements for use by any of them of such information in connection with the Debt Financing, and to rating agencies in connection with obtaining ratings of the Debt Financing.

Section 6.14      Termination of Agreements.  The Company shall terminate, effective as of the Company Merger Effective Time, the Advisory Agreement, the Sub-Advisory Agreement and the Dealer Manager Agreement, in each case without any payments or fees other than as required under the terms contained in such agreements and under Section 5.1(g) of the Partnership Agreement.

Section 6.15     Special Committee Outside Legal Counsel.  Notwithstanding anything to the contrary in this Agreement or any pre-existing engagement agreements between Latham & Watkins LLP and the Company or between McGuireWoods LLP and the Company, in either case, for the benefit of the Special Committee, all parties to this Agreement acknowledge and agree that: (i) regardless of whether Latham & Watkins LLP and/or McGuireWoods LLP is engaged by a Special Committee or by the Company to represent a Special Committee, Latham & Watkins LLP’s and/or McGuireWoods LLP’s attorney-client relationship in connection with the preparation and negotiation of this Agreement and the consummation of the Transactions is with such Special Committee and not with the Company or any Company Subsidiary; (ii) as counsel to a Special Committee in connection with the preparation and the negotiation of this Agreement and the consummation of the Transactions, Latham & Watkins LLP and/or McGuireWoods LLP has provided and will provide advice solely to that Special Committee, and not to the Company or any Company Subsidiary; (iii) Latham & Watkins LLP and/or McGuireWoods LLP has provided services to the Special Committee charged with consideration and assessment of strategic alternatives, leading to and then including, but not limited to the Transactions, the preparation and negotiation of this Agreement, the preparation of the Joint Proxy Statement, and all other matters related to the closing of the Mergers and the other Transactions (and without creating any attorney-client relationship with the Company in respect of such activities); (iv) to the extent that Latham & Watkins LLP and/or McGuireWoods LLP has provided services as counsel to a Special Committee with, on behalf of or benefiting the Company in connection with the preparation and the negotiation of this Agreement and the consummation of the Transactions, it has done so solely at the direction of and for the Special

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Committee; (v) the attorney-client relationship with respect to Latham & Watkins LLP’s and/or McGuireWoods LLP’s services in connection with the preparation and the negotiation of this Agreement and the consummation of the Transactions, including all related documents and communications, belong solely to the Special Committees for which Latham & Watkins LLP and/or McGuireWoods LLP provided such services and work product; (vi) only the Special Committee can waive any privilege relating to Latham & Watkins LLP’s and/or McGuireWoods LLP’s services and work product for such Special Committee in connection with the preparation and the negotiation of this Agreement and the consummation of the Transactions; and (vii) none of the attorney-client relationships or work product referred to or described in (i)-(iv) of this section are or shall be deemed to be assets of the Company or Company Subsidiaries, and all parties agree that the attorney-client relationship, documents and communications, and any privileges associated therewith shall not be transferred to Parent, Merger Sub, Partnership Merger Sub or any affiliate of Parent by reason of the Mergers and the other Transactions and all of which attorney-client relationships and work product are specifically excluded from the Mergers and the other Transactions.

Section 6.16     Dividends.

(a)       From and after the date of this Agreement until the earlier of the Company Merger Effective Time and termination of this Agreement pursuant to Section 8.1, neither the Company nor Parent shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of the Company (in the case of Parent) or Parent (in the case of the Company); provided, however, that the written consent of the other Party shall not be required for the authorization and payment of the Company Permitted Dividend or the Parent Permitted Dividends, as applicable.  Notwithstanding the foregoing and any other restriction on dividends and other distributions in this Agreement, including the restrictions set forth in Section 5.1(c) and Section 5.2(c), each of the Company, any Company Subsidiary, Parent, and any Parent Subsidiary shall be permitted (without the consent of the other Party) to declare and make dividends and distributions, including under Sections 858 or 860 of the Code, prior to the Closing if the making of such dividends or distributions prior to the Closing is necessary for the Company or Parent, as applicable, to maintain its status as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law.  If either Party determines that it is necessary to declare a dividend or distribution (whether a Company Permitted Dividend, a Parent Permitted Dividend or otherwise), it shall notify the other Party as soon as reasonably practicable prior to such declaration.

(b)       The Parties shall take such actions as are necessary to ensure that if either the holders of Company Common Stock receive the Company Permitted Dividend for a particular period prior to the Closing Date, or the holders of Parent Common Stock receive the Parent Permitted Common Dividend for a particular period prior to the Closing Date, then the holders of Company Common Stock or the holders of Parent Common Stock, as the case may be, shall be entitled to receive the applicable Permitted Dividend for such period as necessary to result in the holders of Company Common Stock and the holders of Parent Common Stock receiving the applicable Permitted Dividend covering the same periods prior to the Closing Date.

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Section 6.17    Divestiture Assistance.  The Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to cooperate with Parent’s and/or Merger Sub’s reasonable requests for assistance in connection with a potential sale of the Company’s and/or any Company Subsidiaries’ interests in (a) all Company Properties located in the United Kingdom and (b) Company Properties having an aggregate fair market value not in excess of 10% of the aggregate fair market value of all Company Properties located in the United States, in each case including by means of sale or transfer of equity interests of applicable Company Subsidiaries (a Company Property potentially to be sold under clause (a) and (b), a “Potential Divestiture”), which would be undertaken by Parent at or after the Company Merger Effective Time; provided, that such cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. Such assistance shall include using commercially reasonable efforts to: (i) cause the Company Advisor, the Company Sub-Advisor and the Company’s Representatives to provide reasonable assistance with the preparation of confidential information memorandums, presentations or similar materials relating to any such Potential Divestiture and to participate in a reasonable number of meetings and/or property tours with Persons evaluating any such Potential Divestiture, as may be requested by Parent; and (ii) deliver to Parent any existing financial information pertaining to the Company, the Company Subsidiaries, and any Company Property reasonably requested by Parent in connection with a Potential Divestiture that is (x) reasonably necessary to complete such Potential Divestiture and (y) customarily used in a divestiture or sale of assets or equity interest of the type contemplated by a Potential Divestiture; and (iv) reasonably cooperate with Parent and/or Merger Sub to obtain any third-party consents that are necessary, proper or advisable to consummate a Potential Divestiture at the Company Merger Effective Time or immediately thereafter (it being understood that the Company and the Company Subsidiaries shall have no obligation to secure any required third-party consents, which shall be the sole obligation of Parent). None of the representations, warranties or covenants of the Company shall be deemed to apply to, or deemed breached or violated by, any of the actions contemplated by this Section 6.17 or by any action taken by the Company, its Subsidiaries or any of their Representatives at the request of Parent in furtherance of this Section 6.17. Notwithstanding anything in this Section 6.17 to the contrary, until the Company Merger Effective Time occurs, neither the Company nor any of the Company Subsidiaries shall be required to (A) pay any fees in connection with a Potential Divestiture, (B) enter into any agreements related to a Potential Divestiture that will be effective at any time before the Company Merger Effective Time or (C) unless promptly reimbursed by Parent upon written request of the Company, be required to incur any out of pocket expenses and costs in connection with a Potential Divestiture. Parent shall (1) promptly, upon written request by the Company (such written request to include invoices or other reasonably detailed evidence of the out of pocket costs or expenses incurred that are requested to be reimbursed hereunder), reimburse the Company for all reasonable and documented out of pocket expenses and costs (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries or their respective Representatives in connection a Potential Divestiture, including any action taken by any of them at the request of Parent or Merger Sub pursuant to, and in accordance with, this Section 6.17, and (2) indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the Potential Divestiture and any information used in connection therewith and all other

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actions taken by the Company, the Company Subsidiaries and their respective Representatives taken at the request of Parent pursuant to this Section 6.17, except to the extent finally determined by a court of competent jurisdiction to have arisen from the Company’s, any Company Subsidiary’s or their respective Representatives’ fraud, gross negligence, willful misconduct or bad faith. Parent expressly acknowledges and agrees that the consummation of all or any portion of any Potential Divestiture is not a condition to its and/or Merger Sub’s obligations to effect the Closing. Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub and Partnership Merger Sub shall not seek to implement a Potential Divestiture that would reasonably be expected to cause a breach, violation or default under, or give rise to a termination right with respect to, the Debt Financing Letters or that would reasonably be expected to materially delay the Closing or have a material adverse effect on the ability of Parent, Merger Sub or Partnership Merger Sub to consummate the Mergers.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 7.1        Conditions to Each Party’s Obligations to Effect the Mergers.  The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub, Partnership Merger Sub the Company and the Company Operating Partnership, as the case may be, to the extent permitted by applicable Law:

(a)          Stockholder Approval.  Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been duly obtained.

(b)          Statutes; Court Orders.  No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins or makes illegal the consummation of the Mergers and there shall be no Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Mergers.

(c)          Registration Statement.  The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(d)         Listing.  The shares of Parent Common Stock to be issued in the Mergers shall have been approved for listing on the NYSE, subject only to official notice of issuance.

Section 7.2        Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent, Merger Sub and Partnership Merger Sub to effect the Mergers are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

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(a)          Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1 (Organization and Qualifications; Subsidiaries), Section 3.2 (Capitalization), Section 3.3 (Authorization; Validity of Agreement; Company Action), Section 3.8(b) (Absence of Certain Changes), Section 3.26 (Brokers; Expenses) and Section 3.27 (Takeover Statutes), each of the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.2(a) (Capitalization) and Section 3.26 (Brokers; Expenses) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not increase the Merger Consideration payable by Parent hereunder by, or would not otherwise obligate Parent to pay any fees or other expenses to any Person of, more than $2,000,000 in the aggregate, (iii) the representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2(b)-(e) (Capitalization); Section 3.3 (Authorization; Validity of Agreement; Company Action) and Section 3.27 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and (iv) the representations and warranties set forth in Section 3.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect. This Section 7.2(a) shall be deemed irrevocably satisfied (other than with respect to Willful Breaches of representation or warranty causing a failure of this Section 7.2(a)) if it is satisfied on the date upon which all of the conditions set forth in Section 7.1 and this Section 7.2 (excluding for this purposes the condition set forth in Section 7.2(e) unless waived by Parent) have been satisfied (other than any such conditions that by their nature are to be satisfied at the Closing and which were, on such date, capable of being satisfied at the Closing) and on such date the full amount (i.e. before giving effect to any loan reduction provisions in the Debt Commitment Letter; it being understood that any reserve requirements under the Debt Commitment Letter shall not be deemed a loan reduction) of the proceeds of the Debt Financing has been funded or would be funded on such date upon delivery of a drawdown notice by Parent.

(b)         Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Company Merger Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

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(c)          No Material Adverse Effect.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred. This Section 7.2(c) shall be deemed irrevocably satisfied if it is satisfied on the date upon which all of the conditions set forth in Section 7.1 and this Section 7.2 (excluding for this purposes the condition set forth in Section 7.2(e) unless waived by Parent) have been satisfied (other than any such conditions that by their nature are to be satisfied at the Closing and which were, on such date, capable of being satisfied at the Closing) and on such date the full amount (i.e. before giving effect to any loan reduction provisions in the Debt Commitment Letter; it being understood that any reserve requirements under the Debt Commitment Letter shall not be deemed a loan reduction) of the proceeds of the Debt Financing has been funded or would be funded on such date upon delivery of a drawdown notice by Parent.

(d)          REIT Opinion.  Parent shall have received a written opinion of Morris, Manning & Martin, LLP, tax counsel to the Company, dated as of the Closing Date and in form and substance as set forth in Exhibit C attached hereto and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2010, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled the Company to meet, through the Company Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.11(a).

(e)          Regulatory Consents.  All consents, approvals and actions of, filings with, and notices to, all Governmental Entities set forth on Section 7.2(e) of the Parent Disclosure Letter shall have been obtained; provided, that the receipt of such consents, approvals, actions, filings or notices pursuant to this Section 7.2(e) shall cease to be a condition to Parent’s, Merger Sub’s and Partnership Merger Sub’s obligation to consummate the Mergers on and as of the earlier of (i) thirty days after the Company Stockholder Approval shall have been obtained and (ii) January 20, 2015.

Section 7.3        Conditions to Obligations of the Company.  The obligations of the Company to effect the Mergers are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a)          Representations and Warranties.  (i) Other than the representations and warranties set forth in Section 4.2(a) (Capitalization) and Section 4.8(b) (Absence of Certain Changes), each of the representations and warranties of Parent, Merger Sub and Partnership Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality contained in Article IV) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the

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aggregate, to prevent, materially impede or materially delay the consummation of the Transactions, (ii) the representations and warranties set forth in Section 4.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and (iii) the representations and warranties set forth in Section 4.2(a) (Capitalization) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b)          Performance of Obligations of Parent, Merger Sub and Partnership Merger Sub.  Parent, Merger Sub and Partnership Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Company Merger Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

(c)          REIT Opinion.  The Company shall have received a written opinion of Hunton & Williams LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit D attached hereto and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with Parent’s taxable year that ended on December 31, 2004, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.11(b).

(d)          No Material Adverse Effect.  Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred.

ARTICLE VIII

TERMINATION

Section 8.1        Termination.  This Agreement may be terminated and the Mergers and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, if applicable) as follows:

(a)          by mutual written consent of Parent and the Company;

(b)          (i) by either Parent or the Company, prior to the Company Merger Effective Time, if there has been a breach by the other Party or Parties of any representation or warranty set forth in this Agreement, which breach (x) in the case of a breach by the Company or the Company Operating Partnership shall result in a condition in Section 7.1 or Section 7.2 not

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being satisfied and (y) in the case of a breach by Parent, Merger Sub or Partnership Merger Sub shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (I) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (II) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b)(i) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(ii) by either Parent or the Company, prior to the Company Merger Effective Time, if there has been a breach by the other Party or Parties of any covenant or agreement set forth in this Agreement, which breach (x) in the case of a breach by the Company or the Company Operating Partnership shall result in a condition in Section 7.1 or Section 7.2 not being satisfied and (y) in the case of a breach by Parent, Merger Sub or Partnership Merger Sub shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (I) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (II) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b)(ii) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c)          by either Parent or the Company, if the Company Merger Effective Time shall not have occurred by midnight, New York time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Company Merger Effective Time not occurring prior to the Outside Date;

(d)          by Parent at any time prior to the receipt of the Company Stockholder Approval, if the Company Board of Directors shall have effected a Company Adverse Recommendation Change;

(e)          by the Company if, prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal and that was not the result of a breach by the Company in any material respect of Section 5.3, the Company, prior to or concurrently with such termination, pays the Company Termination Payment to Parent in accordance with Section 8.2(b);

(f)           by either the Company or Parent if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued a final, non-appealable Order in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers or other Transactions; provided, however, that the Party seeking to terminate this Agreement pursuant to this

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Section 8.1(f) shall have complied with its obligations under Section 6.2 to use reasonable best efforts to prevent the entry of and to remove such Order;

(g)         by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(h)         by either Parent or the Company, if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(i)           by the Company if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than any such conditions that by their nature are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at the Closing) or waived in writing by Parent, Merger Sub and Partnership Merger Sub, (ii) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Closing and all of the conditions set forth in Section 7.3 (other than any such conditions that by their nature are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at the Closing) have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 7.3 for the purpose of consummating the Closing, and (iii) the Mergers shall not have been consummated on the later of the date the Closing is required to have occurred pursuant to Section 1.3 and the expiration of two (2) business days following the Company’s delivery of such notice. For the avoidance of doubt, if all of the conditions set forth in Article VII (including Section 7.3(b)) have been satisfied (other than any such conditions that by their nature are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at the Closing) or waived by the relevant party, and the full amount (i.e. before giving effect to any loan reduction provisions in the Debt Commitment Letter; it being understood that any reserve requirements under the Debt Commitment Letter shall not be deemed a loan reduction) of the proceeds of the Debt Financing has not been funded, the failure of Parent to consummate the Mergers shall not, in and of itself, be deemed to be a breach of this Agreement (but shall give rise to a right of the Company to terminate this Agreement under the circumstances set forth in the previous sentence of this Section 8.1(i)).

Section 8.2         Effect of Termination.

(a)          In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub, Partnership Merger Sub, the Company or the Company Operating Partnership, except that the Confidentiality Agreements, this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, that, subject to Section 8.2(d), nothing herein shall relieve any Party from liability for a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination (which liability the Parties

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acknowledge and agree shall not be limited to reimbursement of expenses or out-of–pocket costs).

(b)         In the event that:

(i)           (A) a Competing Proposal shall have been made, proposed or communicated, after the date hereof and prior to the Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by Parent pursuant to Section 8.1(b) or the Company or Parent pursuant to Section 8.1(c) or Section 8.1(g) and (C) (i) within nine (9) months of the date of such termination, the Company enters into a definitive agreement with respect to any Competing Proposal which Competing Proposal is later consummated, (ii) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to any Competing Proposal in connection with which it has had substantial negotiations within nine (9) months of the date of such termination and which Competing Proposal is later consummated, or (iii) a Competing Proposal is consummated within nine (9) months of the date of such termination; provided that for purposes of clause (C) of this Section 8.2(b)(i), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%”; or

(ii)          this Agreement is terminated by the Company pursuant to Section 8.1(e); or

(iii)         this Agreement is terminated by Parent pursuant to Section 8.1(d);

then, in any such event under clause (i), (ii) or (iii) of this Section 8.2(b), the Company shall pay Parent or its designee the Company Termination Payment in accordance with the escrow procedures set forth in Section 8.2(e), (x) in the case of Section 8.2(b)(iii), within two (2) business days after such termination, (y) simultaneously with such termination if pursuant to Section 8.2(b)(ii) or (z) in the case of only Section 8.2(b)(i), two (2) business days after the consummation of a Competing Proposal; it being understood that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion. As used herein, “Company Termination Payment” shall mean a cash amount equal to $102,000,000 (one hundred and two million dollars).

(c)          In the event that:

(i)           this Agreement is terminated by the Company pursuant to Section 8.1(b)(ii) (solely in connection with a breach of Section 5.2(i), Section 6.12 or the last sentence of Section 6.17) or Section 8.1(i), or is otherwise validly terminated pursuant to Section 8.1(c) when terminable by the Company pursuant to Section 8.1(b)(ii) (solely in connection with a breach of Section 5.2(i), Section 6.12 or the last sentence of Section 6.17) or Section 8.1(i), then Parent shall pay the Company or its designee the Parent Termination Payment in accordance with the escrow procedures set forth in Section 8.2(e) within two (2) business days after the date of such termination. As used herein, “Parent Termination Payment” shall mean a cash amount equal to $153,000,000 (one hundred fifty-three million dollars); or

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(ii)          this Agreement is terminated pursuant to Section 8.1(h), or is otherwise validly terminated by the Company pursuant to Section 8.1(c) when terminable pursuant to Section 8.1(h), then Parent shall pay the Company or its designee $35,000,000 (thirty-five million dollars) (the “Parent Vote-Down Termination Payment”) in accordance with the escrow procedures set forth in Section 8.2(e) within two (2) business days after the date of such termination.

In no event shall Parent be required to pay the Parent Termination Payment or the Parent Vote-Down Termination Payment on more than one occasion or pay both the Parent Termination Payment and the Parent Vote-Down Termination Payment.

(d)         Notwithstanding anything in this Agreement to the contrary:

(i)           if Parent provides a notice of termination and such termination would result in the obligation to pay the Company Termination Payment, the payment of such Company Termination Payment (if accepted by Parent) shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for any loss or damage suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise; provided, that the foregoing shall not impair the rights of Parent, Merger Sub or Partnership Merger Sub, if any, to obtain injunctive relief and/or specific performance pursuant to Section 9.14 prior to any termination of this Agreement.  Upon payment of the Company Termination Payment (if accepted by Parent), none of the Company, any of its Subsidiaries or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except with respect to any obligations under the Confidentiality Agreements. For the avoidance of doubt, if Parent has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, Parent may elect under which provision it is providing notice of termination.

(ii)          if the Company has the right to terminate this Agreement and such termination would result in the obligation to pay the Parent Termination Payment, the payment of such Parent Termination Payment (if accepted by the Company) shall be the sole and exclusive remedy of the Company, the Company Operating Partnership and the Company Related Parties against the Parent Related Parties and any Debt Financing Source for any loss or damage suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise; provided, that the foregoing shall not impair the rights of the Company, if any, to obtain injunctive relief and/or specific performance pursuant to Section 9.14 prior to any termination of this Agreement.  Upon payment of the Parent Termination Payment (if accepted by the Company), none of Parent, Merger Sub, Partnership Merger Sub or any of their respective Subsidiaries or any of the Parent Related Parties or any Debt Financing Source shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except with respect to any obligations under the Confidentiality Agreements. For the avoidance of doubt, if the Company has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, the Company may elect under which provision it is providing notice of termination.

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(e)          Notwithstanding anything in this Agreement to the contrary:

(i)           If one Party to this Agreement (the “Termination Payor”) is required to pay another Party to this Agreement (the “Termination Payee”) any payment under Section 8.2(b) or 8.2(c) (such payment, a “Termination Payment”), such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of same day funds to an escrow account designated in accordance with this Section 8.2(e). In the event that the Termination Payor is obligated to pay the Termination Payee a Termination Payment, the amount payable to the Termination Payee in any taxable year of the Termination Payee shall not exceed the lesser of (I) such Termination Payment payable to the Termination Payee, and (II) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant taxable year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee’s independent accountants, plus (B) in the event the Termination Payee receives either (x) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 8.2(e) or (y) an opinion from the Termination Payee’s outside counsel as described below in this Section 8.2(e), an amount equal to the excess of such Termination Payment, less the amount payable under subclause (A) above.

(ii)          To secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to such Termination Payment with an escrow agent selected by the Termination Payor on such terms (subject to this Section 8.2(e)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of such Termination Payment pursuant to this Section 8.2(e) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to this Section 8.2 by wire transfer of same day funds. The escrow agreement shall provide that such Termination Payment in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (A) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (B) a letter from the Termination Payee’s counsel indicating that (A) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of such Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Payee’s outside counsel has

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rendered a legal opinion to the effect that the receipt by the Termination Payee of such Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of such Termination Payment to the Termination Payee. The Termination Payor agrees to amend this Section 8.2(e) at the reasonable request of the Termination Payee in order to (i) maximize the portion of such Termination Payment that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (ii) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.2(e). Any amount of such Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.2(e).

(f)          Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that each of the Company Termination Payment, Parent Termination Payment and the Parent Vote-Down Termination Payment is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent, Merger Sub and Partnership Merger Sub or the Company and Company Operating Partnership, as applicable, in the circumstances in which the Company Termination Payment, the Parent Termination Payment or the Parent Vote-Down Termination Payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS

Section 9.1         Amendment and Modification; Waiver.

(a)          Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or Parent Stockholder Approval, if applicable, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the approval of the Merger by the stockholders of the Company or the approval of the issuance of Parent Common Stock by the stockholders of Parent, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)         At any time and from time to time prior to the Company Merger Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and

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(iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2        Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Company Merger Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Company Merger Effective Time.

Section 9.3        Expenses.  Except as provided in Section 8.2, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that the Parties shall each pay fifty percent (50%) of the Expenses of any financial printer (other than printing and mailing expenses relating to sending communications to their own respective stockholders, which each Party shall bear separately). Notwithstanding anything to the contrary contained herein, from and after the Company Merger Effective Time, the Surviving Entity shall pay the amount of any Transfer Taxes incurred in connection with this Agreement and the Transactions.

Section 9.4        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Merger Sub or Partnership Merger Sub, to:

NorthStar Realty Finance Corp.

399 Park Avenue, 18th Floor

New York, NY 10022

Attention: Ronald J. Lieberman

Facsimile: (212) 547-2704

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:      Robert B. Schumer

Bruce A. Gutenplan

Facsimile: (212) 757-3990

and

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if to the Company or Company Operating Partnership, to:

Griffin-American Healthcare REIT II, Inc.

18191 Von Karman Avenue, Suite 300

Irvine, CA 92612

Attention: Mathieu Streiff

Facsimile: (949) 474-0442

with copies to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Attention:      Charles K. Ruck

William J. Cernius

Facsimile: (714) 755-8290

and

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071-1560

Attention:      Julian Kleindorfer

David M. Wheeler

Facsimile: (213) 891-8763

and

McGuireWoods LLP

Promenade

1230 Peachtree St., Ste. 2100

Atlanta, GA 30309

Attention:      Fred T. Isaf

Andrew Cataldo

Facsimile: (404) 443-5599

Section 9.5         Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions.

“Advisory Agreement” means that certain Advisory Agreement by and between the Company, the Company Operating Partnership and the Company Advisor, dated as of November 7, 2011, as amended.

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“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction, including Health Care Laws.

“Average Parent Closing Price” means the volume weighted average price of Parent Common Stock for a ten (10) trading day period ending on the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit or LTIP unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, in each case, whether written or unwritten and whether or not subject to ERISA.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Advisor” means Griffin-American Healthcare REIT Advisor, LLC, a Delaware limited liability company.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the charter of the Company.

“Company Equity Plan” means the 2009 Incentive Plan, as may be amended from time to time.

“Company Employee Leasing Agreements” means, collectively, (i) the Employee Lease Agreement, dated March 17, 2014, by and between AHI Management Services, Inc. and GAHCR II Dalton ALF TRS Sub, LLC, (ii) the Employee Lease Agreement, dated March 17, 2014, by and between AHI Management Services, Inc. and GAHCR II Dalton SNF TRS Sub, LLC, (iii) the Employee Lease Agreement, dated March 17, 2014, by and between AHI Management Services, Inc. and GAHCR II Hyde Park SNF TRS Sub, LLC; and (iv) the Employee Lease Agreement, dated March 17, 2014, by and between AHI Management Services, Inc. and GAHCR II Pittsfield MA SNF TRS Sub, LLC.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company IP” means Owned Company IP and Licensed Company IP.

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“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of the Company or the Company Operating Partnership to consummate the Mergers; provided, however, that for the purposes of clause (a), no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes after the date hereof in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which the Company and its Subsidiaries operate to the extent that such changes do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of Parent, Merger Sub or Partnership Merger Sub, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Mergers), including any litigation arising therefrom (provided, that this clause (vi) shall be disregarded for purposes of any representations and warranties set forth in Section 3.5 and, to the extent related thereto, Section 7.2(a)), (vii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse

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impact on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally and (ix) any reduction in the credit rating of the Company or the Company Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account).

“Company OP Unit” shall mean a Company OP Unit designated by Company Operating Partnership as a Partnership Unit under the Company Operating Partnership Agreement.

“Company Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Company Operating Partnership, dated as of April 26, 2014, as amended, modified or supplemented from time to time.

“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents.

“Company Stockholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting on the Merger and the other Transactions.

“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Sub-Advisor” means Griffin-American Healthcare REIT Sub-Advisor, LLC, a Delaware limited liability company.

“Confidentiality Agreements” means, collectively, (i) the Confidentiality Agreement, dated 10, 2014, between Parent and the Company and (ii) the Confidentiality Agreement, dated June 20, 2014, between Parent and the Company.

“Dealer Manager Agreement” means that certain Dealer Manager Agreement by and between the Company and Griffin Capital Securities, Inc., dated as of November 28, 2012.

“Debt Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing (including any alternative debt financings) in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the parties named in Section 4.24(a), together with their affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

“DSOS” means the Secretary of State of the State of Delaware.

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“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees (but solely as they relate to exposure to Hazardous Substances); or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or under common control under Section 4001(b)(1) of ERISA, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any Person, any trade or any business that was an ERISA Affiliate within the previous six (6) years shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate and with respect to liabilities arising after such period for which the Parent, Parent Subsidiary, Company or any Company Subsidiary (as applicable) could be liable under the Code or ERISA.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the solicitation of stockholder and stockholder approvals, any filings with the SEC and all other matters related to the closing of the Mergers and the other Transactions.

“Former Parent Operating Partnership” means NorthStar Realty Finance Limited Partnership, a Delaware limited partnership.

“Government Sponsored Health Care Program” means any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by a Governmental Entity, whether pursuant to one or more contracts with the applicable Governmental Entity or otherwise, including Medicare, state Medicaid programs, the TRICARE program, Medicare Advantage and managed Medicaid.

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“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

“Health Care Laws” means (i) any and all applicable federal, state and local Laws of any applicable Governmental Entity concerning health care or insurance fraud and abuse, including, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) and 41 U.S.C. §§ 51-58), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a and 1320a-7b, and the regulations promulgated pursuant to such statutes; (ii) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and all federal and state Laws, as applicable, concerning pharmacology and dispensing medicines or controlled substances, and the regulations promulgated thereunder; (iii) any and all applicable federal, state and local Laws concerning privacy and data security for patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), as amended, and all federal and state laws concerning medical record retention, privacy, security, patient confidentiality and informed consent, and the regulations promulgated thereunder; (iv) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including, specifically, conditions of participation for skilled nursing facilities; (v) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (viii) quality, safety and accreditation standards and requirements of all applicable state Laws or regulatory bodies; (ix) federal, state and local Laws regulating the ownership, operation or licensure of a health care facility or business, or assets used in connection therewith, including hospitals, skilled nursing facilities, assisted living facilities, independent living facilities and memory care facilities; (x) federal, state and local Laws relating to the provision of management or administrative services in connection with the practice of a health care profession, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (xi) federal and state Laws with respect to financial relationships between referral sources and referral recipients, including, but not limited to the federal Stark Law (42 U.S.C. 1395nn et. seq.) and the regulations promulgated thereunder; (xii) life safety codes; and (xiii) the Laws of any foreign jurisdiction in which the Company or its Subsidiaries and affiliates operate that are analogous to those Laws identified in items (i) through (xii) above.

“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as

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financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (ii) trademarks, service marks, trade dress, logos, taglines, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans and other proprietary information and rights, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vi) domain name registrations (the items in clauses (i) through (vi), “Intellectual Property”).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (i) any executive officer of Parent with respect to Parent, Merger Sub or Partnership Merger Sub, or (ii) any executive officer of the Company or Jeffrey Hanson, Danny Prosky or Mathieu Strieff with respect to the Company or the Company Operating Partnership.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, including Health Care Laws and Anti-Corruption Laws.

“Licensed Company IP” means all Intellectual Property Rights that are licensed to the Company by third parties.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“LTIP Unit” shall mean a limited partnership interest structured as a profits interest in the operating partnership of Parent, if any, with terms similar to those of the former LTIP Units of the Former Parent Operating Partnership.

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“Material Company Lease” means any Company Lease with aggregate annual rent payments to the Company or any Company Subsidiary in excess of $500,000 or any Company Ground Lease.

“Merger Sub Governing Documents” means the Certificate of Formation of Merger Sub, dated as of August 1, 2014, and the Limited Liability Company Agreement of Merger Sub, dated as of August 1, 2014.

“NSAM” means NorthStar Asset Management Group Inc., a Delaware corporation.

“NSAM Management Agreement” means that certain Asset Management Agreement, dated as of June 30, 2014, by and between Parent and NSAM J-NRF LTD, a Jersey limited company.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Outside Date” means January 30, 2015.

“Owned Company IP” means all Intellectual Property Rights that are owned by the Company or any Company Subsidiary.

“Parent’s Cash Available for Distribution” means, as determined by the Parent Board of Directors in good faith, net income (loss) attributable to holders of Parent Common Stock, adjusted by adding (or subtracting) non-controlling interests attributable to a Subsidiary of Parent that is an operating partnership, if any, and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other, and equity-based compensation; cash flow related to CDO equity interests; accretion of unconsolidated CDO bond discounts; non-cash net interest income in consolidated CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for (reversal of) loan losses; impairment on property; acquisition gains or losses; distributions to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets and gains (losses) on sales; and one-time events pursuant to changes in GAAP and certain other non-recurring items.

“Parent Equity Plan” means the NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan, as may be amended from time to time.

“Parent Financial Advisor” means CS Capital Advisors LLC.

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“Parent Governing Documents” means (i) the charter of Parent, as in effect on the date hereof and (ii) the bylaws of Parent, as amended and restated.

“Parent Lease” means each lease or sublease or license with respect to each of the applicable Parent Properties that is in effect as of the date hereof and to which Parent or any Parent Subsidiary is a party as lessor or sublessor or licensor, together with all amendments, modifications, renewals and extensions exercised related thereto.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, had (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of Parent, Merger Sub or Partnership Merger Sub to consummate the Mergers; provided, however, that for the purposes of clause (a) no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes after the date hereof in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which Parent and its Subsidiaries operate to the extent that such changes do not disproportionately have a greater adverse impact on the Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Company, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Mergers), including any litigation arising therefrom (provided, that this clause (vi) shall be disregarded for purposes of any representations and warranties set forth in Section 4.5 and, to the extent related thereto, Section 7.3(a)), (vii) any failure by the Parent to meet any internal or published projections, estimates or expectations of the Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that

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the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally and (ix) any reduction in the credit rating of the Parent or the Parent Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account).

“Parent Properties” means all real property owned, leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by Parent or any Parent Subsidiary as of the date hereof, together with all right, title and interest of Parent and any Parent Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property.

“Parent Related Parties” means Parent, Merger Sub, Partnership Merger Sub and each of their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents.

“Parent RSU Award” means an award of restricted stock units or deferred LTIP Units that corresponds to a number of shares of Parent Common Stock and/or LTIP Units.

“Parent Stockholder Approval” means the affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Stock at the Parent Stockholder Meeting to approve the issuance of Parent Common Stock in connection with the Mergers.

“Parent Stockholder Meeting” means the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.

“Partnership Merger Sub Governing Documents” means the Certificate of Formation of Partnership Merger Sub, dated as of August 1, 2014, and the Limited Liability Company Agreement of Partnership Merger Sub, dated as of August 1, 2014.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Representatives” means, when used with respect to Parent, Merger Sub, Partnership Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

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“Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is material or constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Sub-Advisory Agreement” means that certain Sub-Advisory Agreement between the Company Advisor and the Company Sub-Advisor, dated November 7, 2011, as amended.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party Payor” means any Government Sponsored Health Care Program, insurer, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed care program or third party payor, including any fiscal intermediary or contractor of any of the foregoing.

“Title IV Plan” means any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

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Section 9.6        Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Alternative Debt Financing”	Section 6.12(e)
“Articles of Merger”	Section 1.4(a)
“Base Premium”	Section 6.4(d)
“Book-Entry Shares”	Section 2.2(b)
“Cash Consideration”	Section 2.1(a)(i)
“Certificate of Merger”	Section 1.4(a)
“Certificate of Partnership Merger”	Section 1.4(b)
“Certificates”	Section 2.2(b)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“COBRA”	Section 3.11(e)
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.3(a)
“Company Adverse Recommendation Change”	Section 5.3(e)
“Company Benefit Plan”	Section 3.11(b)
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Common Stock”	Recitals
“Company Disclosure Letter”	Article III
“Company Equity Interests”	Section 3.2(a)
“Company Financial Advisors”	Section 3.20
“Company Ground Leases”	Section 3.18(f)
“Company IP Agreements”	Section 3.16(b)
“Company Leases”	Section 3.18(e)
“Company Material Contract”	Section 3.13(b)
“Company Merger”	Recitals
“Company Merger Effective Time”	Section 1.4(a)
“Company Operating Partnership”	Preamble
“Company Pending Acquisitions”	Section 5.1(e)
“Company Permits”	Section 3.17(c)
“Company Permitted Dividend”	Section 5.1(c)
“Company Properties”	Section 3.18(a)
“Company Related Party Agreement”	Section 3.22
“Company SEC Documents”	Section 3.6
“Company Shares”	Recitals
“Company Subsidiary”	Section 3.1(b)
“Company Subsidiary Partnership”	Section 3.12(g)
“Company Tax Protection Agreements”	Section 3.12(g)
“Company Termination Payment”	Section 8.2(b)
“Company Title Insurance Policies”	Section 3.18(i)

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“Competing Proposal”	Section 5.3(h)
“Contract”	Section 3.13(a)
“Covered Persons”	Section 6.4(a)
“Debt Commitment Letter”	Section 4.24(a)
“Debt Financing”	Section 4.24(a)
“Debt Financing Letters”	Section 4.24(e)
“DLLCA”	Recitals
“DRULPA”	Recitals
“Exchange Act”	Section 3.5
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Exchange Ratio”	Section 2.1(a)(i)
“Excluded Assets”	Section 6.12(a)
“Fee Letter”	Section 4.24(e)
“Financial Statements”	Section 3.6
“Form S-4”	Section 3.5
“Fractional Share Consideration”	Section 2.1(a)(i)
“Fractional Shares”	Section 2.6(b)
“Fractional Shares Fund”	Section 2.6(b)
“GAAP”	Section 3.6
“Governmental Entity”	Section 3.5
“Indemnification Agreements”	Section 6.4(a)
“Joint Proxy Statement”	Section 3.5
“Legal Proceeding”	Section 3.10
“Material Parent Lease”	Section 4.19(b)
“Mergers”	Recitals
“Merger Consideration”	Section 2.1(a)(i)
“Merger Sub”	Preamble
“MGCL”	Recitals
“New Debt Commitment Letter”	Section 6.12(e)
“New Fee Letter”	Section 6.12(e)
“Operator”	Section 3.17(b)
“Parent”	Preamble
“Parent Benefit Plans”	Section 4.11(a)
“Parent Board of Directors”	Recitals
“Parent Common Stock”	Recitals
“Parent Disclosure Letter”	Article IV
“Parent Equity Awards”	Section 4.2(a)
“Parent Equity Interests”	Section 4.2(a)
“Parent Financial Statements”	Section 4.6
“Parent Ground Lease”	Section 4.19(b)
“Parent Material Contract”	Section 4.14(b)
“Parent Permits”	Section 4.18(b)
“Parent Permitted Common Dividend”	Section 5.2(c)
“Parent Permitted Dividends”	Section 5.2(c)

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“Parent Permitted Liens”	Section 4.19(a)
“Parent Related Party Agreement	Section 4.29
“Parent SEC Documents”	Section 4.6
“Parent Series A Preferred Stock”	Section 4.2(a)
“Parent Series B Preferred Stock”	Section 4.2(a)
“Parent Series C Preferred Stock”	Section 4.2(a)
“Parent Series D Preferred Stock”	Section 4.2(a)
“Parent Series E Preferred Stock”	Section 4.2(a)
“Parent Subsidiary”	Section 4.1(b)
“Parent Termination Payment”	Section 8.2(c)(i)
“Parent Vote-Down Termination Payment”	Section 8.2(c)(ii)
“Parent Voting Debt”	Section 4.2(a)
“Parties”	Preamble
“Partnership Merger”	Recitals
“Partnership Merger Effective Time”	Section 1.4(b)
“Partnership Merger Sub”	Preamble
“Partnership Unit”	Section 2.1(b)(i)
“Permitted Dividend”	Section 5.1(c)
“Permitted Liens”	Section 3.18(b)
“Post-Effective Amended and Restated Partnership Agreement”	Section 1.5(b)
“Post-Signing Returns”	Section 6.11(c)
“Potential Divestiture”	Section 6.17
“Preferred Stock”	Section 3.2(a)
“Qualified REIT Subsidiary”	Section 3.1(d)
“Qualifying Income”	Section 8.2(e)(i)
“REIT”	Section 3.1(d)
“Restricted Company Shares”	Section 2.4(a)
“Sarbanes-Oxley Act”	Section 3.6
“SDAT”	Section 1.4(a)
“SEC”	Section 3.5
“Securities Act”	Section 3.6
“Security Holder Litigation”	Section 6.9
“Solvent”	Section 4.27
“Special Committee”	Recitals
“Stock Consideration”	Section 2.1(a)(i)
“Superior Proposal”	Section 5.3(i)
“Surviving Entity”	Section 1.1
“Surviving Partnership Entity”	Section 1.2
“Takeover Statutes”	Section 3.27
“Taxable REIT Subsidiary”	Section 3.1(d)
“Termination Payee”	Section 8.2(e)(i)
“Termination Payment”	Section 8.2(e)(i)
“Termination Payor”	Section 8.2(e)(i)
“Transactions”	Recitals

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“Transfer Taxes”	Section 6.11(d)
“Voting Debt”	Section 3.2(a)

Section 9.7        Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8        Counterparts.  This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 9.9         Entire Agreement; Third-Party Beneficiaries.

(a)          This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreements shall be deemed amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent, Merger Sub and Partnership Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)         Except (i) as provided in Section 6.4, (ii) the right of the Company, on behalf of its stockholders, to pursue damages (including claims for damages based on loss of the economic benefits of the Transactions to the Company’s stockholders and/or the holders of Restricted Company Shares) and (iii) the right of the former holders of Company Common Stock or Restricted Company Shares to receive, from and after the Company Merger Effective Time, the applicable Merger Consideration in accordance with Section 2.2, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders and

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holders of Restricted Company Shares) through actions expressly approved by the Company Board of Directors, and no stockholders or holders of Restricted Company Shares whether purporting to act in its capacity as such or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any third party beneficiary rights referenced in clause (ii) of the preceding sentence. Notwithstanding the foregoing, each Debt Financing Source (and its respective Representatives) shall be express third party beneficiaries with respect to Sections 6.12(f), 8.2, 9.11 and 9.12.

Section 9.10       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.

Section 9.11       Governing Law; Jurisdiction.

(a)          This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)         All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and the Transaction brought by any Party, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c)          Notwithstanding anything in this Agreement to the contrary, each Party hereby irrevocably and unconditionally agrees that it will not bring or support any Legal

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Proceeding of any kind or description (whether at Law, in contract or in tort) against the Debt Financing Sources in any way relating to this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such Legal Proceeding.

Section 9.12       Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13       Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that (a) Merger Sub or Partnership Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly owned Subsidiaries of Parent and (b) Parent, Merger Sub and Partnership Merger Sub may assign, in their sole discretion and without the consent of any other Party, any or all of their rights, interests and obligations hereunder to any of their lenders or other financing sources from time to time as collateral security. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14       Enforcement; Remedies.

(a)          Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 9.14, including the

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limitations set forth in Section 9.14(c), it is agreed that prior to the termination of this Agreement pursuant to Article VIII, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c)          Notwithstanding Section 9.14(b), it is acknowledged and agreed that the Company shall be entitled to specific performance of Parent’s obligation pursuant to the terms of this Agreement to consummate the Mergers only in the event that each of the following conditions has been satisfied: (i) all of the conditions in Sections 7.1, 7.2 and 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is caused by a material breach by Parent, Merger Sub or Partnership Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement), (ii) the full amount (i.e. before giving effect to any loan reduction provisions in the Debt Commitment Letter; it being understood that any reserve requirements under the Debt Commitment Letter shall not be deemed a loan reduction) of the proceeds of the Debt Financing has been funded or will be funded at the Closing and (iii) Parent, Merger Sub and Partnership Merger Sub have failed to complete the Closing in accordance with Section 1.3. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligations to consummate the Mergers if the full amount (i.e. before giving effect to any loan reduction provisions in the Debt Commitment Letter; it being understood that any reserve requirements under the Debt Commitment Letter shall not be deemed a loan reduction) of the proceeds of the Debt Financing has not been funded or will not be funded at the Closing.

(d)         The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.14. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Parent, Merger Sub, Partnership Merger Sub, the Company and the Company Operating Partnership have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NORTHSTAR REALTY FINANCE CORP.

By	/s/ David T. Hamamoto
	Name:	David T. Hamamoto
	Title:	Chairman & Chief Executive Officer

NRF HEALTHCARE SUBSIDIARY, LLC

By	/s/ Ronald J. Lieberman
	Name:	Ronald J. Lieberman
	Title:	Executive Vice President, General Counsel and Secretary

NRF op HEALTHCARE SUBSIDIARY, LLC

By	/s/ Ronald J. Lieberman
	Name:	Ronald J. Lieberman
	Title:	Executive Vice President, General Counsel and Secretary

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

By	/s/ Danny Prosky
	Name:	Danny Prosky
	Title:	President and Chief Operating Officer

Signature Page to Agreement and Plan of Merger

GRIFFIN-AMERICAN HEALTHCARE REIT II
HOLDINGS, LP

By:	Griffin-American Healthcare REIT II, Inc.,
its general partner

	By	/s/ Danny Prosky
		Name:	Danny Prosky
		Title:	President and Chief Operating Officer

Signature Page to Agreement and Plan of Merger